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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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Hershey Foods Corporation

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Hershey Foods Corporation

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
on
April 19, 2005

The Annual Meeting of Stockholders of HERSHEY FOODS CORPORATION will be held at 2:00 p.m. on April 19, 2005 at GIANT Center, 950 West Hersheypark Drive, Hershey, Pennsylvania 17033 for the following purposes:

(1)	To elect nine directors;

(2)	To ratify the appointment of KPMG LLP as the Company’s independent auditors for 2005;

(3)	To approve an amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s Common Stock, par value one dollar ($1.00) per share, from 450,000,000 to 900,000,000 shares, and to increase the number of authorized shares of the Company’s Class B Common Stock, par value one dollar ($1.00) per share, from 75,000,000 to 150,000,000 shares;

(4)	To approve an amendment to the Company’s Restated Certificate of Incorporation to change the Company’s name to The Hershey Company; and

(5)	To transact such other business as may properly be brought before the meeting and any and all adjournments thereof.

In accordance with the By-Laws and action of the Board of Directors, stockholders of record at the close of business on February 22, 2005 will be entitled to notice of, and to vote at, the meeting and any and all adjournments thereof.

By order of the Board of Directors,

Burton H. Snyder
Senior Vice President,
General Counsel and Secretary

March 10, 2005

Please follow the instructions on the enclosed proxy card for voting by Internet or by telephone whether or not you plan to attend the meeting in person; or if you prefer, kindly mark, sign and date the enclosed proxy card and return it promptly in the enclosed, postage-paid envelope.

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (“Board”) of HERSHEY FOODS CORPORATION, a Delaware corporation (the “Company” or “Hershey Foods”), for use at the Annual Meeting of Stockholders (“Annual Meeting”) which will be held at 2:00 p.m., Tuesday, April 19, 2005 at GIANT Center, 950 West Hersheypark Drive, Hershey, Pennsylvania 17033, and at any and all adjournments of that meeting. This Proxy Statement and the enclosed proxy card are being sent to stockholders on or about March 10, 2005. The Company’s principal executive offices are located at 100 Crystal A Drive, Hershey, Pennsylvania 17033-0810.

Shares represented by properly voted proxies received by the Company at or prior to the Annual Meeting will be voted according to the instructions indicated by such proxies. Unless contrary instructions are given, the persons identified on the proxy card as proxies intend to vote the shares so represented FOR the election of the nominees for director named in this Proxy Statement; FOR the ratification of the appointment of KPMG LLP as the Company’s independent auditors for 2005; FOR the approval of an amendment to the Company’s Restated Certificate of Incorporation to increase the authorized number of shares of the Company’s Common Stock and Class B Common Stock; and FOR the approval of an amendment to the Company’s Restated Certificate of Incorporation to change the Company’s name to The Hershey Company. As to any other business which may properly come before the Annual Meeting, the persons named on the proxy card will vote according to their best judgment.

CORPORATE GOVERNANCE GUIDELINES

Reproduced below are the Company’s Corporate Governance Guidelines as amended and restated by the Company’s Board of Directors on February 15, 2005.
The Corporate Governance Guidelines may also be viewed on the Company’s website at
www.hersheys.com in the Investor Relations section.

Role of the Board of Directors

The business of the Company is carried out by its employees under the direction and supervision of its Chief Executive Officer (“CEO”). The business shall be managed under the direction of the Board of Directors (“Board”). In accordance with Delaware law, the role of the directors is to exercise their business judgment in the best interests of the Company. This role includes:

•	review of the Company’s performance, strategies and major decisions;

•	oversight of the Company’s compliance with legal and regulatory requirements and the integrity of its financial statements;

•	oversight of management, including review of the CEO’s performance and succession planning for key management roles; and

•	oversight of compensation for the CEO, key executives and the Board, as well as oversight of compensation policies and programs for all employees.

Selection and Composition of the Board

Board Size — As set forth in the By-Laws of the Company (“By-Laws”), the Board has the power to fix the number of directors by resolution. The Company’s Restated Certificate of Incorporation requires at least three directors. In fixing the number, the Board will be guided by the principle that a properly functioning Board is small enough to promote substantive discussions in which each member can actively participate, and large enough to offer diversity of background and expertise.

The Board will consider whether it is of the appropriate size as part of its annual performance evaluation.

Board Membership Criteria — In selecting directors, the Board generally seeks individuals with skills and backgrounds that will complement those of other directors and maximize the diversity and effectiveness of the Board as a whole. Directors should be of the highest integrity and well-respected in their fields, with superb judgment and the ability to learn the Company’s business and express informed, useful and constructive views. In reviewing the qualifications of prospective directors, the Board will consider such factors as it deems appropriate in light of these guidelines, which may include judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of the other Board members, and the extent to which any candidate would be a desirable addition to the Board and any committees of the Board. In general, the Board seeks individuals who are knowledgeable in fields including finance, international business, marketing, information technology, human resources and consumer products. All members of the Audit Committee must be financially literate and at least one member must have accounting or related financial management expertise and be an audit committee financial expert as defined in Item 401(h) of Regulation S-K of the Securities and Exchange Commission (“SEC”), or any successor provision.

Independence — The Company is not required to have a majority of independent directors, because it is a “controlled company” within the meaning of the New York Stock Exchange (“NYSE”) listing standards. However, the Company recently has operated with a Board composed of directors who are independent, with the exception of the Chairman and CEO. As this practice has served the Company well, a requirement that a majority of the Board consist of independent directors is included in these guidelines. In addition, the Company’s Audit Committee, Compensation and Executive Organization Committee, and Committee on Directors and Corporate Governance shall consist solely of independent directors. At least annually, the directors shall determine which directors are independent. Rather than have one set of criteria for Board members as a whole and additional criteria for Audit Committee members, the Board will judge the independence of all directors based on the stringent standards applicable to Audit Committee members. Accordingly, the independence of directors shall be determined based on the following criteria:

•	A director who receives (or, in the last three years, received), or whose immediate family member receives (or, in the last three years, received), direct compensation as an employee or any consulting, advisory or other compensatory fees from the Company, other than director or committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service), is not independent, provided, however, that in making such determination, compensation received by an adult child or stepchild of a director who does not share a home with such director, for service as an employee of the Company, shall not be considered, except in the case of service as an elected or appointed officer of the Company, which service shall be considered.

•	A director who is, or whose immediate family member is, a current partner or employee of a firm that is (or, within the last three years, was) the Company’s internal or external auditor; or a director who was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of such firm, is not independent.

•	A director who is (or, within the last three years, was) employed, or whose immediate family member is (or, within the last three years, was) employed, as an executive officer of another company where any of the Company’s present executives serves (or, within the last three years, served) on that company’s compensation committee is not independent.

•	A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes (or, within the last three years, made) payments to or receives (or, within the last three years, received) payments from the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, is not independent.

•	A director who is (or, within the last three years, was) an employee or a non-employee executive officer of the Company is not independent.

•	A director who is an immediate family member of an individual who is (or, within the last three years, was) an executive officer of the Company, whether as an employee or non-employee, is not independent.

•	A director who is an affiliated person of the Company, as defined under the rules of the SEC, is not independent; provided, however, if the director is an affiliated person solely because he or she sits on the board of directors of an affiliate of the Company, as defined under the rules of the SEC, then the director is independent if he or she, except for being a director on each such board of directors, does not accept directly or indirectly any consulting, advisory, or other compensatory fee from either such entity, other than the receipt of only ordinary-course compensation for serving as a member of the board of directors, or any board committee of each such entity, and the director satisfies all other standards.

•	A director who is, or whose immediate family member is, a director, trustee, officer or employee of a non-profit organization to which the Company has donated more than $100,000 in any year within the last three years is not independent.

•	A director’s participation in the Company’s Charitable Awards Program does not render him or her non-independent.

A director who is not deemed non-independent under the foregoing shall be presumed to have no material relationship with the Company, however the Board shall make its determination based on all facts and circumstances. For purposes of application of these criteria, (i) “immediate family” shall be defined as including all individuals who are considered immediate family of a director under the regulations implementing the Sarbanes-Oxley Act, as well as all individuals who are considered immediate family of a director under the NYSE listing standards, (ii) compensation received by a director for former service as an interim Chairman or CEO or other executive officer shall not be considered in determining independence, and (iii) references to “Company” for purposes of determining independence, include any parent or subsidiary in a consolidated group with the Company. Directors shall notify the Chair of the Committee on Directors and Corporate Governance and the Chairman and CEO prior to accepting a board position on any other organization, so that the effect, if any, of such position on the director’s independence may be evaluated.

Selection of Board Members — Nomination of directors is the responsibility of the Committee on Directors and Corporate Governance, all of whose members shall be independent directors. Recommendations may come from directors, stockholders or other sources. Recommendations may come from management, with the understanding that the Board is not required to consider candidates recommended by management. It is expected that all members of the Committee on Directors and Corporate Governance will interview prospective candidates before their nominations are approved by the Committee. An offer to join the Board will be extended by the Chair of the Committee on Directors and Corporate Governance or the Chairman of the Board if the Chairman is not also an officer or employee of the Company.

Tenure

•	The Board has not established term limits, and, given the value added by experienced directors who can provide a historical perspective, term limits are not considered appropriate. New ideas and diversity of views are maintained by careful selection of directors when vacancies occur. In addition, the performance of individual directors and the Board as a whole are reviewed annually, prior to the nomination of directors for vote by stockholders at each Annual Meeting.

•	When a director’s principal occupation or business or institutional affiliation changes materially from that at the time of his or her first election to the Board, the director will tender his or her resignation by directing a letter of resignation to the Chair of the Committee on Directors and Corporate Governance, except that if the director is the Chair of such committee, he or she shall direct the resignation to the Chairman of the Board. The Board will determine whether to accept such resignation.

•	Directors will not be nominated for reelection after their 70th birthday.

Operation of the Board

Chairman — The CEO serves as Chairman of the Board. This serves the Company well, and the independent directors have many opportunities to have a significant influence on the structure and functioning of the Board. However, the Board might determine that during periods of transition following the election of a new CEO or during other unusual circumstances, the CEO should not also serve as Chairman of the Board.

Board Meetings

•	The Board will hold approximately six regular meetings per year, scheduled by resolution of the Board sufficiently far in advance to accommodate the schedules of the directors. Special meetings may be called at any time by the Chairman or a Vice Chairman of the Board (if any), or by the CEO, or by one-sixth (calculated to the nearest whole number) of the total number of directors constituting the Board, to address specific issues.

•	Agendas are established by the Chairman and sent in advance to the Board. Any director may submit agenda items for any meeting. A rolling agenda has been established, which includes a full annual review of the Company’s strategic plan, quarterly reviews of the Company’s financial performance, and committee reports and updates at each meeting on the business and other items of significance to the Company. Information relevant to agenda items shall be submitted to the Board in advance, and the agenda will be structured to allow appropriate time for discussion of important items.

Executive Sessions — Executive sessions are sessions of non-management directors. The directors may choose to invite any member of management, including the Chairman and CEO. Typically, closed sessions are held at the beginning of each regular Board meeting, and at such other times as the Board may determine, with all directors, including the Chairman and CEO, in attendance without any third parties or Company officers or employees (other than the Chairman and CEO). Executive sessions are held at the conclusion of each regular Board meeting, and at such other times as the non-management directors may determine, without the Chairman and CEO or any other member of Company management present, to review such matters as may be appropriate, including the report of the outside auditors, the criteria upon which the performance of the CEO and other senior managers is based, the performance of the CEO measured against such criteria and the compensation of the CEO. If at any time the Board includes any non-management directors who are not independent, such directors shall be excluded from one executive session each year. Executive sessions are chaired by an independent director assigned on a rotating basis. This has served the Company well historically and has allowed each independent director an opportunity to serve as lead director. In addition, any director may call a special executive session to discuss a matter of significance to the Company and/or the Board.

Committees — All major decisions are made by the Board; however, the Board has established committees to enable it to handle certain matters in more depth. The committees are (1) Audit, (2) Directors and Corporate Governance, (3) Compensation and Executive Organization, and (4) Executive. Members are expected to serve on committees, as recommended by the Committee on Directors and Corporate Governance and approved by the Board. Committee members serve at the pleasure of the Board, for such period of time as the Board may determine, consistent with these governance guidelines. All directors serving on the Audit, Directors and Corporate Governance, and Compensation and Executive Organization committees must be independent, as determined by the Board in accordance with these governance guidelines and as required by applicable law and regulation. The Executive Committee is made up of the chair of each of the other committees along with the Chairman of the Board. Any transaction not in the ordinary course of business by and among the Company and Hershey Trust Company, Hershey Entertainment & Resorts Company and/or the Milton Hershey School, or any subsidiary, division or affiliate of any of the foregoing, shall be reviewed and approved in advance by a subcommittee composed of the independent members of the Executive Committee. The charter of each committee is published on the Company’s website and will be made available to any stockholder on request. Each committee chair shall report the highlights of the committee meeting to the full Board at the Board meeting following the committee meeting. The Chairman of the Board serves as chair of the Executive Committee. The chairs of the Audit Committee, the Committee on Directors and Corporate Governance and the Compensation and Executive Organization Committee (the “Independent Committees”) are recommended by the Committee on Directors and Corporate Governance and approved by the Board. Under normal circumstances, following four consecutive years as the Chair of an Independent Committee, a director shall not serve again on such committee for at least one year after standing down as the Chair thereof. A Chair of an Independent Committee may be permitted to continue to serve on such committee with Board approval if the Board determines that the former Chair uniquely fills a specific need of such Committee. The structure and functioning of the committees shall be part of the annual Board evaluation.

Director Participation in Board and Committee Meetings — Each director is expected to participate actively in their respective committee meetings and in Board meetings. Directors are expected to attend all meetings and are expected to come prepared for a thorough discussion of agenda items. Directors are expected to attend the Company’s Annual Meeting of Stockholders. Participation by directors will be reviewed as part of the annual assessment of the Board and its committees.

Access to Company Personnel

Directors have full and free access to the Company’s officers and employees. Division and function heads regularly make presentations to the Board and committees on subjects within their areas of responsibility. The CEO will invite other members of management to attend meetings or other Board functions as appropriate. Directors may initiate communication with any employee and/or invite any employee to any Board or committee meeting; however, they are expected to exercise judgment to protect the confidentiality of sensitive matters and to avoid disruption to the business, and they are expected to copy the CEO on written communications to company personnel under normal circumstances.

Access to Outside Advisors

The Board and each committee have the power to hire independent legal, financial or other advisors as they may deem necessary, without consulting or obtaining approval of Company management in advance.

Training

Orientation — Each new Board member shall undergo an orientation designed to educate the director about the Company and his/her obligations as a director. At a minimum, the orientation shall include meetings with several members of the Hershey Executive Team and the Chief Governance Officer, a tour of key facilities and review of reference materials regarding the Company and corporate governance, the Company’s strategic plan and the last annual report.

Ongoing Education — The Company will pay reasonable expenses for each director to attend at least one relevant continuing education program each year. Directors are encouraged but not required to attend. In addition, the Company will keep directors informed of significant developments as appropriate. Each Board meeting shall include a report to directors on (1) significant business developments affecting the Company, (2) significant legal developments affecting the Company, and (3) significant legal developments affecting the Board members’ obligations as directors.

Oversight of Management

Review of CEO Performance and Compensation — The independent directors, together with the Compensation and Executive Organization Committee, monitor the performance of the CEO. Annually they shall review the performance appraisal of the CEO performed by the Compensation and Executive Organization Committee and shall review and approve the CEO’s compensation recommended by such committee.

Review of Strategic Plan — The Board shall review the Company’s strategic plan annually. All Board members are expected to participate in an active review. The CEO will invite to the review members of management with responsibility for key divisions and functions and any other personnel the CEO deems helpful, for purposes of providing information sufficient to facilitate a full and frank discussion.

Management Succession

•	The Board shall review management succession plans annually. This shall include review by the Board of organization strength and management development and succession plans for each member of the Company’s executive team. The Board shall also maintain and review annually, or more often if appropriate, a succession plan for the CEO.

•	If the President, CEO and/or Chairman of the Board is unable to perform for any reason, including death, incapacity, termination, or resignation before a replacement is elected, then: (1) if the Company is without a Chairman of the Board, the Chair of the Committee on Directors and Corporate Governance shall serve as Chairman until a replacement is elected or, in the case of temporary incapacity, until the Board determines that the incapacity has ended; (2) if the Company is without a President and CEO, the interim President and CEO shall be the officer of the Company approved by the Board, taking into consideration the annual recommendation of the CEO; (3) in the case of incapacity of the President, CEO and/or Chairman, the Board shall determine whether to search for a replacement; and (4) the Chair of the Compensation and Executive Organization Committee shall lead any search for a replacement.

Evaluation and Compensation of the Board

Annual Evaluations — The directors shall evaluate the performance of the Board and its committees annually. Each director shall complete an evaluation form for the Board as a whole and each of the committees on which he or she has served during the year. Evaluation results shall be reviewed by the Committee on Directors and Corporate Governance, which shall present to the Board the results along with any recommendations for change that the committee deems appropriate. These governance guidelines and the committee charters shall be reviewed annually in conjunction with the annual evaluation. The Committee on Directors and Corporate Governance shall also review the performance of Board members when they are considered for reelection and at any time upon request of a Board member.

Director Compensation and Benefits

•	General — The Compensation and Executive Organization Committee shall review and make recommendations to the Board annually with respect to the form and amount of compensation and benefits. These will be established after due consideration of the responsibilities assumed and the compensation of directors at similarly situated companies.

•	Stock Ownership

—	The Board will not nominate any person to be elected a director at an Annual Meeting of Stockholders unless such person owns, as defined below, or agrees to purchase and own at least 200 shares of the Company’s Common Stock on or before the record date for the proxy statement for such meeting.

—	The Board desires that each director own, as defined herein, shares of the Company’s Common Stock in an amount at least equal to the Stockholding Guidelines as of January 1 of each year following the fifth anniversary of the date the Board approves this policy [February 17, 2004] in the case of current directors and as of January 1 of each year following the fifth anniversary of becoming a director in the case of a director first becoming a director subsequent to the date of such Board approval. For purposes of the requirements herein and in the preceding paragraph, ownership of the Company’s Common Stock includes Common Stock equivalent shares such as common stock units deferred under the Company’s Directors’ Compensation Plan and restricted stock units granted quarterly under that plan.

—	Stockholding Guidelines as of January 1 of any year means the number of shares of the Company’s Common Stock, as described in the preceding paragraph, with a value, valued at the average closing price on the NYSE of the Common Stock on the first three trading days of the month of December of the preceding year, equal to three times the sum of (a) the annual retainer under the Company’s Directors’ Compensation Plan for such year and (b) the target value of the restricted stock unit grant under that plan.

Code of Conduct

Directors are held to the highest standards of integrity. The Company’s Code of Ethical Business Conduct applies to directors as well as officers and employees and covers areas including conflicts of interest, insider trading and compliance with laws and regulations. The Audit Committee has responsibility for oversight of the Company’s communication of, and compliance with, the Code of Ethical Business Conduct.

DIRECTOR INDEPENDENCE, CODE OF ETHICAL BUSINESS CONDUCT AND
COMMUNICATIONS WITH DIRECTORS

Director Independence

The Board has reviewed the qualifications, relationships, employment history, board affiliations and other criteria of each of the directors recommended by the Board for election at the Annual Meeting to determine his or her independence under the Company’s Corporate Governance Guidelines and under applicable rules of the Securities and Exchange Commission and listing standards of the New York Stock Exchange. Based upon its evaluation, the Board has determined that, except for R. H. Lenny, Chairman of the Board, President and Chief Executive Officer of the Company, no director recommended by the Board for election at the Annual Meeting has a material relationship with the Company and Jon A. Boscia, Robert H. Campbell, Robert F. Cavanaugh, Gary P. Coughlan, Harriet Edelman, Bonnie G. Hill, Mackey J. McDonald and Marie J. Toulantis are independent in accordance with the Company’s Corporate Governance Guidelines and applicable rules of the Securities and Exchange Commission and listing standards of the New York Stock Exchange.

Code of Ethical Business Conduct

The Board has adopted a Code of Ethical Business Conduct applicable to the Company’s directors, officers and employees, a copy of which may be viewed on the Company’s website at www.hersheys.com in the Investor Relations section. Any amendment to or waiver of the Code that is applicable to directors or executive officers of the Company will be disclosed promptly on the Company’s website.

Communications with the Audit Committee and Other Non-Management Directors

The Audit Committee of the Board of Directors (“Audit Committee”) has established procedures for confidential, anonymous submission of complaints by employees and for receipt, retention and treatment of complaints, from whatever source, received by the Company, regarding accounting, internal accounting controls or auditing matters. These procedures are outlined in a document entitled Procedures for Submission and Handling of Complaints Regarding Compliance Matters, a copy of which may be viewed on the Company’s website at www.hersheys.com in the Investor Relations section. Interested persons (including stockholders and employees of the Company) may also communicate directly with the non-management directors of the Board as a group by following the procedures posted in the Investor Relations section of the Company’s website.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Nine directors are to be elected at the Annual Meeting, each to serve until the next Annual Meeting and until his or her successor shall have been elected and qualified. Each of the nominees named in the following pages is currently a member of the Board. Pursuant to the Company’s Restated Certificate of Incorporation, as amended (“Certificate”), and By-Laws, one-sixth of the directors, which equates presently to two directors, are to be elected by the holders of the Company’s Common Stock, one dollar ($1.00) par value (“Common Stock”), voting separately as a class. The nominees receiving the greatest number of votes of the holders of the Common Stock voting separately as a class will be elected.

Mmes. Bonnie G. Hill and Marie J. Toulantis have been nominated by the Board for the positions to be elected by the holders of the Common Stock voting separately as a class. The remaining seven individuals listed have been nominated by the Board for the seven positions to be elected by the holders of the Common Stock and the Company’s Class B Common Stock, one dollar ($1.00) par value (“Class B Stock”), voting together without regard to class. Holders of Common Stock will be entitled to cast one vote for each share held, and holders of Class B Stock will be entitled to cast ten votes for each share held. The seven nominees receiving the greatest number of votes of the holders of the Common Stock and Class B Stock voting together will be elected. In case any of the nominees should become unavailable for election for any reason not presently known or contemplated, the persons identified on the proxy card as proxies will have discretionary authority to vote pursuant to the proxy for a substitute.

JON A. BOSCIA, age 52, is Chairman of the Board and Chief Executive Officer of Lincoln National Corporation, Philadelphia, Pennsylvania, a leading financial services company. He was elected Chairman of the Board of Lincoln National Corporation in March 2001 and has been Chief Executive Officer since July 1998. From January 1998 to March 2001, he held the office of President. A Hershey Foods director since 2001, he chairs the Committee on Directors and Corporate Governance and is a member of the Executive Committee.

ROBERT H. CAMPBELL, age 67, retired in 2000 as Chairman of the Board and Chief Executive Officer of Sunoco, Inc., Philadelphia, Pennsylvania, a petroleum refiner and marketer. He had been Chief Executive Officer since 1991, Chairman of the Board since 1992 and a director of Sunoco, Inc. since 1988. He is a director of CIGNA Corporation and Vical Incorporated. A Hershey Foods director since 1995, he is a member of the Committee on Directors and Corporate Governance and the Compensation and Executive Organization Committee.

ROBERT F. CAVANAUGH, age 46, is Managing Director of DLJ Real Estate Capital Partners, Los Angeles, California, a subsidiary of Credit Suisse First Boston and a leading global investment banking firm. He has held that position since October 1999. From 1995 to 1999, he was Managing Director — Real Estate Investment Banking for Bankers Trust Company. A Hershey Foods director since 2003, he is a member of the Audit Committee and the Compensation and Executive Organization Committee.

GARY P. COUGHLAN, age 61, retired in 2001 as Senior Vice President, Finance and Chief Financial Officer of Abbott Laboratories, Inc., Abbott Park, Illinois, a diversified international healthcare company. He had held that position since May 1990. He is a director of Arthur J. Gallagher & Co. A Hershey Foods director since 2001, he chairs the Audit Committee and is a member of the Executive Committee.

HARRIET EDELMAN, age 49, is Senior Vice President, Business Transformation and Chief Information Officer of Avon Products, Inc., New York, New York, the world’s leading seller of beauty and related products. She was elected to that position in March 2004. From January 2000 to March 2004 she was Senior Vice President and Chief Information Officer and from June 1998 to January 2000 was Senior Vice President, Global Operations. She is a director of Blair Corporation. A Hershey Foods director since 2003, she is a member of the Audit Committee and the Compensation and Executive Organization Committee.

BONNIE G. HILL, age 63, is President of B. Hill Enterprises, LLC, Los Angeles, California, a consulting company, and Co-Founder of Icon Blue, Inc., Los Angeles, California, a brand marketing company. From February 1997 to June 2001, she was President and Chief Executive Officer of The Times Mirror Foundation and from August 1998 to June 2001 was Senior Vice President, Communications and Public Affairs, Los Angeles Times, a subsidiary of Tribune Company. She is a director of AK Steel Holding Corporation, Albertson’s, Inc., California Water Service Group, The Home Depot, Inc., and YUM! Brands, Inc. A Hershey Foods director since 1993, she is a member of the Committee on Directors and Corporate Governance and the Compensation and Executive Organization Committee. She has been nominated for election by the holders of the Common Stock voting separately as a class.

RICHARD H. LENNY, age 53, was elected Chairman of the Board, President and Chief Executive Officer of Hershey Foods Corporation effective January 1, 2002. From March 2001 to December 2001, he was President and Chief Executive Officer of the Company. From January 2001 until March 2001, he was Group Vice President of Kraft Foods, Inc. and President of its Nabisco Biscuit and Snack business and from February 1998 to December 2000 he was President, Nabisco Biscuit Company. He is a director of Sunoco, Inc. A Hershey Foods director since 2001, he chairs the Executive Committee.

MACKEY J. McDONALD, age 58, is Chairman of the Board, Chief Executive Officer and President of VF Corporation, Greensboro, North Carolina, an international apparel company. He was elected Chairman of the Board of VF Corporation in 1998. He has been Chief Executive Officer since 1996 and President since 1993. He is a director of Wachovia Corporation and Tyco International Ltd. A Hershey Foods director since 1996, he chairs the Compensation and Executive Organization Committee and is a member of the Executive Committee.

MARIE J. TOULANTIS, age 50, is Chief Executive Officer of Barnes & Noble.com, New York, New York, an online retailer of books, music and DVDs. She was elected to that position in February 2002. From May 2001 to February 2002, she held the office of President and Chief Operating Officer and from May 1999 to May 2001 was Chief Financial Officer. From March 1999 to May 1999, she was Chief Financial Officer of Barnes & Noble, Inc., the world’s largest bookseller, and from July 1997 until March 1999, was that company’s Executive Vice President, Finance. A Hershey Foods director since 2003, she is a member of the Audit Committee and the Committee on Directors and Corporate Governance. She has been nominated for election by the holders of the Common Stock voting separately as a class.

The Board of Directors recommends a vote FOR the director nominees listed above, and proxies that are returned will be so voted unless otherwise instructed.

BOARD COMMITTEES

The Board has four separately designated standing committees: the Audit Committee (established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”)), the Committee on Directors and Corporate Governance, the Compensation and Executive Organization Committee, and the Executive Committee. In addition to the four standing committees, the Board from time to time establishes committees of limited duration for special purposes.

Audit Committee	13 meetings in 2004
Members:	Gary P. Coughlan (Chair) Robert F. Cavanaugh Harriet Edelman Marie J. Toulantis
Independence:
The Board has determined that all directors on this Committee are independent under applicable listing standards of the New York Stock Exchange, Rule 10A-3 under the Exchange Act and the Company’s Corporate Governance Guidelines.

Responsibilities:
Assists the Board in its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent auditors and the performance of the independent auditors and the Company’s internal audit function;

Directly oversees and has direct responsibility for the appointment, compensation, retention and oversight of the work of the independent auditors;
Approves all audit and non-audit engagement fees and terms with the independent auditors; and

Establishes and maintains procedures for the receipt, retention and treatment of complaints received by the Company, from any source, regarding accounting, internal accounting controls or auditing matters and from employees for the confidential anonymous submission of concerns regarding questionable accounting or auditing matters.

Charter:	A current copy of the Charter of the Audit Committee may be viewed on the Company’s website at www.hersheys.com in the Investor Relations section.

Committee on Directors and Corporate Governance	5 meetings in 2004
Members:	Jon A. Boscia (Chair) Robert H. Campbell Bonnie G. Hill Marie J. Toulantis
Independence:	The Board has determined that all directors on this Committee are independent under the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines.
Responsibilities:	Reviews and makes recommendations on the composition of the Board and its committees;
Identifies, evaluates and recommends candidates for election to the Board consistent with the Board’s membership qualifications;
Reviews and makes recommendations to the full Board on corporate governance matters and the Board’s corporate governance guidelines and policies; and
Oversees the evaluation of the Board and management.
Charter:	A current copy of the Charter of the Committee on Directors and Corporate Governance may be viewed on the Company’s website at www.hersheys.com in the Investor Relations section.

The Committee on Directors and Corporate Governance follows the process for identifying and evaluating candidates to be nominated as directors and the criteria for Board membership contained in the Company’s Corporate Governance Guidelines, set forth in this Proxy Statement beginning on page 2. Recommendations for director candidates may come from directors, stockholders or other sources. Occasionally, the Committee on Directors and Corporate Governance utilizes a paid third-party consultant to assist it in identifying and evaluating director candidates. Stockholders desiring to nominate a director candidate at any meeting of stockholders, including any annual meeting of stockholders, must comply with the procedures for nomination set forth in the section entitled “Stockholder Proposals and Nominations,” beginning on page 42.

Compensation and Executive Organization Committee	7 meetings in 2004
Members:	Mackey J. McDonald (Chair) Robert H. Campbell Robert F. Cavanaugh Harriet Edelman Bonnie G. Hill
Independence:	The Board has determined that all directors on this Committee are independent under the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines.
Responsibilities:	Establishes the compensation of the Company’s directors and elected officers (other than the Chairman, President and Chief Executive Officer);

Recommends to the independent directors of the full Board as a group the compensation of the Company’s Chairman, President and Chief Executive Officer;

Grants performance stock units, stock options, restricted stock units and other rights under the Long-Term Incentive Program of the Company’s Key Employee Incentive Plan, as amended (“Incentive Plan”);

Establishes target-award levels and makes awards under the Annual Incentive Program and the Long-Term Incentive Program of the Incentive Plan;
Administers the Incentive Plan, the Employee Benefits Protection Plans and the Supplemental Executive Retirement Plan;
Monitors compensation arrangements for management employees for consistency with corporate objectives and stockholders’ interests;
Reviews the executive organization of the Company; and
Monitors the development of personnel available to fill key management positions as part of the succession planning process.
Charter:	A current copy of the Charter of the Compensation and Executive Organization Committee may be viewed on the Company’s website at www.hersheys.com in the Investor Relations section.

Executive Committee	No meetings in 2004
Members:	Richard H. Lenny (Chair) Jon A. Boscia Gary P. Coughlan Mackey J. McDonald
Responsibilities:
Manages the business and affairs of the Company, to the extent permitted by the Delaware General Corporation Law, when the Board is not in session. A subcommittee consisting of the independent directors on this Committee reviews and approves in advance any transaction not in the ordinary course of business between the Company and Hershey Trust Company, Hershey Entertainment & Resorts Company and/or the Milton Hershey School, or any subsidiary, division or affiliate of any of the foregoing.

Charter:	A current copy of the Charter of the Executive Committee may be viewed on the Company’s website at www.hersheys.com in the Investor Relations section.

DIRECTORS’ ATTENDANCE

There were six regular meetings and four special meetings of the Board of Directors during 2004. No director attended less than 93% of the sum of the total number of meetings of the Board held during the period for which he or she was a director and the total number of meetings held by all committees of the Board on which he or she served during the period that he or she served in 2004. Average attendance for all of these meetings equaled 97%.

Directors are expected to attend the Company’s annual meetings of stockholders. All but one of the directors standing for election at the Company’s annual meeting held April 28, 2004 were in attendance at that meeting.

DIRECTORS’ COMPENSATION

Annual Retainer	$55,000
Annual Restricted Stock Unit Grant	$60,000	*
Annual Retainer for Committee Chairs	$5,000

*$80,000 beginning January 1, 2005

The Directors’ Compensation Plan is designed to attract and retain qualified non-employee directors and to align the interests of non-employee directors with those of the stockholders by paying a portion of their compensation in units representing shares of Common Stock. The Compensation and Executive Organization Committee of the Board of Directors, as administrator of the Directors’ Compensation Plan, targets non-employee director compensation at the mid-point of compensation paid to directors at a peer group of food, beverage and consumer packaged goods companies representing the Company’s most direct competitors for executive talent. Directors who are employees of the Company receive no remuneration for their services as directors.

In 2004, restricted stock units (“RSUs”) were granted quarterly on the first day of January, April, July and October on the basis of the number of shares of Common Stock, valued at the average closing price on the New York Stock Exchange of the Common Stock on the last three trading days preceding the grant, equal to $15,000. Following a review of competitive data, which disclosed the need to adjust director compensation upward to be in line with that paid at companies in the compensation peer group, the Board elected in December 2004 to increase the quarterly RSU grant to a value equivalent to the number of shares of Common Stock equal to $20,000, beginning January 1, 2005. While the value of the annual RSU grant is targeted at $80,000, the actual value of the grant may be higher or lower depending upon the performance of the Common Stock following the grant dates. A director’s RSUs will vest and be distributed upon his or her retirement from the Board.

The Board from time to time establishes committees of limited duration for special purposes. The Compensation and Executive Organization Committee will consider paying additional compensation to non-employee directors who serve on special committees, generally in the amount of $1,250 per meeting, if the special committee holds six or more meetings, each lasting one hour or more. No director received compensation for service on a special committee in 2004.

Directors may elect to receive all or a portion of their retainer in cash or Common Stock, although committee chair fees are paid only in cash. A director may defer receipt of the retainer and committee chair fees in the form of cash or Common Stock until his or her retirement from the Board.

All directors are reimbursed for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at Board and committee meetings and for minor incidental expenses incurred in connection with performance of directors’ services. In addition, directors are reimbursed for at least one director continuing education program each year, provided with travel accident insurance while traveling on the Company’s business, receive the same discounts as employees on the purchase of the Company’s products and are eligible to participate in the Company’s Gift Matching Program. Under the Gift Matching Program, contributions made by a director to one or more charitable organizations are matched, at the director’s request, on a dollar-for-dollar basis up to a maximum aggregate annual contribution per director of $5,000.

The Company maintains a Directors’ Charitable Award Program for individuals who became directors prior to December 31, 1996. This program is a self-funded life insurance program on eligible directors and funds charitable donations by the Company to educational institutions designated by those directors. The amount of the donation varies according to the director’s length of service as a director, up to a maximum donation of $1 million after five years of service. Three current directors (Ms. Hill and Messrs. Campbell and McDonald) and sixteen retired directors participate in the program. The amount of the charitable donation per current participating director is $1 million.

AUDIT COMMITTEE REPORT

The role of the Audit Committee of the Board of Directors is to prepare this report and to assist the Board in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence, and (iv) the performance of the independent auditors and the Company’s internal audit function. The Board, in its business judgment, has determined that all members of the Audit Committee are “independent” as required by applicable listing standards of the New York Stock Exchange, Rule 10A-3 under the Exchange Act and the Company’s Corporate Governance Guidelines; that all members are financially literate; that at least one member of the Committee, Gary P. Coughlan, qualifies as an “audit committee financial expert” as defined in the applicable regulations of the Securities and Exchange Commission; and that Mr. Coughlan has accounting or related financial management expertise. The Audit Committee operates pursuant to a Charter that was last amended and restated by the Board on February 15, 2005. The Charter may be viewed on the Company’s website at www.hersheys.com in the Investor Relations section.

Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations, including the effectiveness of internal control over financial reporting. The internal audit department is responsible for performing independent, objective assessments of management’s system of internal controls and policies and procedures and reporting on their degree of effectiveness. The independent auditors are responsible for auditing the Company’s financial statements, expressing an opinion as to their conformity with accounting principles generally accepted in the United States and annually auditing management’s assessment of the effectiveness of internal control over financial reporting (commencing in the fiscal year ending December 31, 2004).

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with the independent auditors the auditors’ independence.

The members of the Audit Committee are not full-time employees of the Company and are not performing the functions of auditors or accountants. It is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Members of the Audit Committee necessarily rely on the information provided to them by management and the independent auditors. Accordingly, the Audit Committee’s review and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with accounting principles generally accepted in the United States or that the Company’s auditors are in fact “independent.”

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission on March 7, 2005.

SUBMITTED BY THE AUDIT COMMITTEE OF THE COMPANY’S
BOARD OF DIRECTORS

Gary P. Coughlan, Chair
Robert F. Cavanaugh	Harriet Edelman	Marie J. Toulantis

INDEPENDENT AUDITOR FEES

Set forth below are the aggregate fees billed by KPMG LLP, the Company’s principal independent auditors, for professional services rendered to the Company during the fiscal years ended December 31, 2004 and 2003:

For the Fiscal Year Ended December 31,	2004	2003
Audit Fees(1)	$2,482,300	$1,331,825
Audit-Related Fees(2)	84,050	502,266
Tax Fees(3)	35,695	129,263
All Other Fees(4)	—	10,894
Total Fees	$2,602,045	$1,974,248

(1)	Audit Fees in 2004 included $875,000 for auditor certification under Section 404 of the Sarbanes-Oxley Act of 2002, which fees were not required to be incurred in 2003.

(2)	Fees associated primarily with services related to potential business transactions and the auditing of employee benefit plans.

(3)	Fees pertaining primarily to tax issues and preparation of tax returns for the Company’s foreign subsidiaries.

(4)	Fees pertaining primarily to assistance with state unclaimed property reviews.

Pre-Approval Policy Regarding Independent Auditor Services

It is the Audit Committee’s policy to pre-approve all audit and non-audit services performed by the Company’s independent auditors, KPMG LLP. The Audit Committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by KPMG LLP, provided that any such approval is presented to the Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all services provided by KPMG LLP in 2004. The Audit Committee’s Charter includes a guideline that under ordinary circumstances the fees for non-audit services paid to the Company’s principal independent auditors in any fiscal year shall not exceed 25% of audit fees paid to the independent auditors in that year.

PROPOSAL NO. 2 — APPOINTMENT OF AUDITORS

The Audit Committee has appointed KPMG LLP as independent auditors for the Company for the year ending December 31, 2005. Although not required to do so, the Audit Committee recommended to the Board that the appointment of that firm be submitted for ratification by the stockholders at the Annual Meeting. KPMG LLP has audited the Company’s financial statements since May 10, 2002 and is considered to be well-qualified. If the appointment is not ratified, the Audit Committee will reconsider its appointment. Representatives of KPMG LLP will be present at the Annual Meeting with the opportunity to make a statement if they so desire and will be available to respond to questions.

The affirmative vote of a majority of the votes represented at the Annual Meeting in person or by proxy of the Common Stock and Class B Stock voting together without regard to class will constitute ratification of the appointment of auditors.

The Board of Directors recommends a vote FOR Proposal No. 2, and proxies that are returned will be so voted unless a contrary vote is designated.

VOTING SECURITIES

The Company has shares of two classes of stock outstanding, Common Stock and Class B Stock. At the close of business on February 22, 2005, the record date for the Annual Meeting, there were outstanding 184,977,601 shares of Common Stock and 60,836,826 shares of Class B Stock, all of which are entitled to be voted. The numbers of issued and outstanding shares of Common Stock and Class B Stock reflect the two-for-one split of such common equity in the form of a 100% stock dividend on June 15, 2004. Holders of record of the Company’s Common Stock on February 22, 2005 will be entitled to cast one vote for each share held, and holders of record of the Class B Stock on February 22, 2005 will be entitled to cast ten votes for each share held. The Common Stock is entitled to cash dividends 10% higher than those declared on the Class B Stock.

According to the Company’s By-Laws, the presence in person or by proxy of the holders of a majority of the votes entitled to be cast of the outstanding Common Stock and Class B Stock, respectively, shall constitute quorums for matters to be voted on separately by the holders of the Common Stock voting separately as a class and the holders of the Class B Stock voting separately as a class. The presence in person or by proxy of the holders of a majority of the votes entitled to be cast by the combined outstanding shares of the Common Stock and the Class B Stock shall constitute a quorum for matters to be voted on without regard to class.

The vote required for approval of any matter which may be the subject of a vote of the stockholders is provided for in the Company’s Certificate and By-Laws. The specific vote requirements for the proposals being submitted to a stockholder vote at this year’s Annual Meeting are set forth under the description of each proposal in this Proxy Statement.

Abstentions and broker non-votes (defined below) are counted for the purpose of determining whether a quorum is present at the Annual Meeting. For the purpose of determining whether a proposal (except for the election of directors) has received a majority vote, abstentions will be included in the vote totals with the result that an abstention will have the same effect as a negative vote. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (“broker non-votes”), those shares will not be included in the vote totals and, therefore, will have no effect on the vote.

The table below sets forth the number of shares of Common Stock (including Common Stock equivalent shares) and Class B Stock owned by (i) each director, each executive officer named in the Summary Compensation Table on page 31 (the “named executive officers”) and the directors and executive officers of the Company as a group, on February 22, 2005, and (ii) persons or entities owning more than five percent of the Common Stock or Class B Stock, on the dates indicated. Unless specified otherwise in a footnote, the individuals and entities listed below have voting and investment power over the shares indicated. The voting and investment power over the shares held by the Milton Hershey School Trust and Hershey Trust Company are as indicated in the section entitled “Description of the Milton Hershey School Trust and Hershey Trust Company,” beginning on page 21.

Holder	Common Stock(1)	Exercisable Stock Options(2)	Percent of Common Stock	Class B Common Stock	Percent of Class B Stock
Milton Hershey School Trust Founders Hall Hershey, PA 17033(3) Hershey Trust Company 100 Mansion Road Hershey, PA 17033(3)	13,271,753		7.2%	60,612,012	99.6%
Davis Selected Advisers, L. P. 2949 E. Elvira Road Suite 101 Tucson, AZ 85706(4)	10,664,044		5.8%
Hershey Trust Company(3)	826,687		**
J. A. Boscia*	2,000		**
R. H. Campbell*	2,367		**
R. F. Cavanaugh*			**
F. Cerminara(5)	2,107	123,450	**
G. P. Coughlan*	4,645		**
H. Edelman*	400		**
T. K. Hernquist	6,665	20,425	**
B. G. Hill*(6)	939		**
R. H. Lenny*	60,209	1,054,875	**
M. J. McDonald*	400		**
B. H. Snyder	2,409	54,200	**
M. J. Toulantis*	2,000		**
D. J. West	592	64,325	**

All directors and executive officers as a group (21 persons)	126,840	1,643,758	**

*	Director
**	Less than 1%

(1)	Amounts listed include shares of Common Stock allocated by the Company to the employee’s account in the Company’s Employee Savings Stock Investment and Ownership Plan (“ESSIOP”) pursuant to Section 401(k) of the Internal Revenue Code.

(2)	This column reflects stock options that are currently exercisable or capable of being exercised within 60 days of February 22, 2005.

(3)	Reflects stockholdings as of February 22, 2005. See “Description of the Milton Hershey School Trust and Hershey Trust Company” for further information on the voting of these securities.

(4)	Information regarding Davis Selected Advisers, L. P. and its stockholdings was obtained from a Schedule 13G/A filed with the Securities and Exchange Commission on February 16, 2005. The

filing indicated that as of February 15, 2005, Davis Selected Advisers, L. P. had sole voting and investment power over 10,664,044 shares of Common Stock.

(5)	Mr. Cerminara resigned as an executive officer of the Company effective December 31, 2004 but will remain an employee of the Company throughout 2005 to assist with the transition of duties to his successor.

(6)	Includes 300 shares held in trust by Ms. Hill’s husband.

RSUs Not Yet Vested and Deferred Stock Units

Listed below are common stock units, held by directors and the named executive officers, over which the holder does not currently, and will not within 60 days of February 22, 2005, have voting power or investment power. Such units include unvested restricted stock units (“RSUs”) granted on or before February 22, 2005 to the named executive officers under the Incentive Plan and to directors under the Directors’ Compensation Plan, and common stock units deferred on or before February 22, 2005 by the named executive officers under the Deferred Compensation Plan and by directors under the Directors’ Compensation Plan.

RSUs granted to executive officers under the Incentive Plan vest upon the expiration of the restriction period applicable to the particular grant, and RSUs granted to directors vest upon each director’s retirement from the Board. Once vested, RSUs granted to executive officers are commonly paid in cash having a value equivalent to the closing price of the Common Stock on the New York Stock Exchange on the day preceding the vesting date, in an equal number of shares of Common Stock, or in a combination of cash and Common Stock. RSUs granted to directors are paid only in shares of Common Stock. Dividends are credited at regular rates on RSUs during the restriction period and upon vesting of the RSUs are paid to executive officers in cash and to directors in shares of Common Stock. The holder of Common Stock awarded pursuant to the vesting of RSUs has full voting and investment power over those shares.

Common stock units deferred under the Deferred Compensation Plan and the Directors’ Compensation Plan are fully vested and are payable in Common Stock shares upon the expiration of the deferral period. Dividends are credited at regular rates on deferred common stock units during the deferral period and are paid to executive officers in cash and to directors in shares of Common Stock at the expiration of the deferral period. For directors, the deferral period expires when the director ceases to be a member of the Board. Common stock units deferred under the Deferred Compensation Plan consist generally of vested performance stock units (“PSU”) and RSU awards deferred by executive officers. Common stock units deferred under the Directors’ Compensation Plan consist of director fees taken in stock with payment deferred at the election of the director until such director’s retirement. Upon payment, the holder obtains voting and investment power over the shares.

J. A. Boscia*	4,916
R. H. Campbell*	19,445
R. F. Cavanaugh*	3,644
F. Cerminara	56,925
G. P. Coughlan*	4,599
H. Edelman*	2,601
T. K. Hernquist	15,500
B. G. Hill*	11,338
R. H. Lenny*	138,068
M. J. McDonald*	16,426
B. H. Snyder	—
M. J. Toulantis*	2,601
D. J. West	24,620
* Director

Description of the Milton Hershey School Trust and Hershey Trust Company

Milton Hershey School, a non-profit school for the full-time care and education of disadvantaged children located in Hershey, Pennsylvania, is the sole beneficiary of the trust established by Milton S. and Catherine S. Hershey in 1909. Investment decisions with respect to securities held by Hershey Trust Company, as Trustee for the benefit of Milton Hershey School (the “Milton Hershey School Trust”), are made by the Board of Directors of Hershey Trust Company, as Trustee, with the approval of the Board of Managers (governing body) of Milton Hershey School. Decisions regarding the voting of such securities are made by the Board of Directors of Hershey Trust Company, as Trustee for the benefit of Milton Hershey School. The Milton Hershey School Trust will be entitled to cast 13,271,753 of the total 184,977,601 votes, or 7.2%, entitled to be cast on matters required to be voted on separately by the holders of the Common Stock, and 619,391,873 of the total 793,845,861 votes, or 78%, entitled to be cast by the holders of the Common Stock and the Class B Stock voting together on matters to be voted on without regard to class.

Hershey Trust Company is a state-chartered trust company and holds 437,687 shares of the Company’s Common Stock in its capacity as institutional fiduciary for 93 estates and trusts unrelated to the Milton Hershey School Trust. Hershey Trust Company also holds 389,000 shares of Common Stock as investments. Investment decisions and decisions with respect to voting of securities held by Hershey Trust Company as institutional fiduciary and as investments are made by the Board of Directors or management of Hershey Trust Company.

Hershey Trust Company, as Trustee for the benefit of Milton Hershey School, as fiduciary for the above-noted individual trusts and estates, and as direct owner of investment shares, will be entitled to vote 14,098,440 shares of Common Stock and 60,612,012 shares of Class B Stock at the Annual Meeting.

Pursuant to the Company’s Certificate, all holders of Class B Stock, including the Milton Hershey School Trust, are entitled to convert any or all of their Class B Stock shares into shares of Common Stock at any time on a share-for-share basis. In the event the Milton Hershey School Trust ceases to hold more than 50% of the outstanding shares of the Class B Stock and at least 15% of the total outstanding shares of both the Common Stock and Class B Stock, all shares of the Class B Stock will automatically be converted into shares of Common Stock on a share-for-share basis. The Company’s Certificate requires the approval of the Milton Hershey School Trust prior to the Company issuing shares of Common Stock or undertaking any other action which would cause the Milton Hershey School Trust to cease to be able to cast a majority of the votes entitled to be cast with regard to any matter upon which the Class B Stock is entitled to vote either separately as a class or together with any other class.

All of the outstanding shares of Hershey Trust Company are owned by the Milton Hershey School Trust. The members of the Board of Managers of Milton Hershey School are appointed by and from the Board of Directors of Hershey Trust Company. There are 11 members of the Board of Directors of Hershey Trust Company and 10 members of the Board of Managers of Milton Hershey School, including Robert F. Cavanaugh, who is a director of the Company, and R. H. Lenny, who is a director and the Chairman of the Board, President and Chief Executive Officer of the Company. Directors of Hershey Trust Company and members of the Milton Hershey School Board of Managers individually are not considered to be beneficial owners of the Company’s shares of Common Stock or Class B Stock held by the Milton Hershey School Trust.

PROPOSAL NO. 3 AND NO. 4 TO AMEND THE COMPANY’S RESTATED
CERTIFICATE OF INCORPORATION

At a meeting held February 15, 2005, the Board of Directors of the Company adopted resolutions declaring it advisable and in the best interests of all stockholders to amend the Company’s Restated Certificate of Incorporation, as amended (“Certificate”).

The proposals to amend the Certificate would (a) increase the authorized number of shares of the Company’s Common Stock, par value one dollar ($1.00) per share (“Common Stock”), from

450,000,000 to 900,000,000 shares and increase the authorized number of shares of the Company’s Class B Common Stock, par value one dollar ($1.00) per share (“Class B Stock”), from 75,000,000 to 150,000,000 shares, which would increase the Company’s total authorized capital stock to 1,055,000,000 shares, and (b) change the name of the Company from Hershey Foods Corporation to The Hershey Company.

PROPOSAL NO. 3 — CERTIFICATE AMENDMENT TO INCREASE
NUMBER OF AUTHORIZED SHARES OF
COMMON STOCK AND CLASS B STOCK

The Certificate presently authorizes 450,000,000 shares of Common Stock, of which 184,977,601 shares of Common Stock were issued and outstanding as of February 22, 2005, the record date for the 2005 Annual Meeting; 75,000,000 shares of Class B Stock, of which 60,836,826 shares were issued and outstanding as of February 22, 2005 and 5,000,000 shares of Preferred Stock, one dollar ($1.00) par value (“Preferred Stock”) of which no shares are presently issued and outstanding. Also, as of February 22, 2005, 44,243,725 shares of Common Stock were held by the Company as Treasury shares and 69,843,592 shares of Common Stock were held by Hershey Chocolate and Confectionery Corporation, a wholly-owned subsidiary of the Company. The current numbers of issued and outstanding, Treasury and other Company-held shares of Common Stock and issued and outstanding shares of Class B Stock reflect the two-for-one split of such common equity in the form of a 100% stock dividend on June 15, 2004.

The Company recapitalized in October 1984 by creating two classes of common stock, Common Stock and Class B Stock, and increasing the total authorized number of shares of common equity. The total authorized number of shares of common equity was again increased in April 1987 following the stockholders’ approval of an increase in the total authorized number of shares of Common Stock. Although the Company on February 22, 2005 has 195,178,807 shares of Common Stock available for issuance, 60,836,826 of such shares are required by the Certificate to be reserved and kept available by the Company to meet conversion elections of the holders of Class B Stock who may elect at any time to convert any or all shares of Class B Stock into shares of Common Stock on a one-for-one basis. As a result of such reservation requirement and the June 15, 2004 two-for-one stock split, if the Company desires to issue common equity for stock splits or acquisitions or to obtain funds through an offering, it is currently limited to issuance of 134,341,981 shares of Common Stock.

The Board of Directors believes that the Company will require substantial additional resources to achieve its strategic growth objectives, remain competitive and maintain the strength of its business for the benefit of all stockholders, and that a major component of these additional resources must be common equity. Increasing the number of authorized shares of Common Stock from 450,000,000 to 900,000,000 would provide the Company with additional capital resources to finance the long-term growth of the Company and with sufficient shares of Common Stock for stock splits. The additional shares of Common Stock could be issued for acquisitions and in public or private offerings, the proceeds of which could be used to finance the Company’s growth through increased working capital, additional capital improvements, expansion of existing businesses and other corporate purposes.

While the Company may not issue Class B Stock except in connection with stock dividends or stock splits, only 14,163,174 shares of Class B Stock are available for issuance for those purposes. The Certificate requires that, as long as any shares of Class B Stock are outstanding, shares of Common Stock may not be distributed as a stock dividend or stock split unless such shares are distributed only to then holders of outstanding shares of Common Stock and only in conjunction with and in the same ratio as a stock dividend or split of the shares of the Class B Stock. Thus, if a sufficient number of shares of Class B Stock is not available to distribute as a stock dividend or stock split to holders of Class B Stock at the same time and in the same proportion as any similar distribution to holders of Common Stock, such dividend or split of the Common Stock would not be permitted by the terms of the Certificate. Increasing the number of authorized shares of Class B Stock from 75,000,000 to 150,000,000 would provide the Company with sufficient shares of Class B Stock to permit the Board of Directors to approve further proportional splits or dividends of Common Stock.

Additional shares of Common Stock and Class B Stock authorized pursuant to this proposal would be identical in all respects to the Common Stock and Class B Stock now authorized. While authorization of the additional shares will not currently dilute the proportionate voting power or other rights of existing stockholders, future issuances of Common Stock could reduce the proportionate ownership of existing holders of Common Stock, and, depending on the price at which such shares are issued, may be dilutive to the existing stockholders.

Common Stock (including the additional shares of Common Stock authorized pursuant to this proposal) and Preferred Stock may be issued from time to time upon authorization of the Board of Directors, without further approval by the stockholders, unless otherwise required by applicable law, and for the consideration that the Board may determine is appropriate and as may be permitted by applicable law. However, the Certificate requires that the Board of Directors first obtain approval of the Milton Hershey School Trust (or any successor trustee or Milton Hershey School, as appropriate), which has voting control of the Company, prior to the Board’s authorizing the issuance of any shares of Common Stock or Preferred Stock that would cause the Milton Hershey School Trust (or a successor trustee or Milton Hershey School) to cease to be able to cast a majority of the votes entitled to be cast with regard to any matter upon which the Class B Stock is entitled to vote either separately as a class or together with any other class. Information regarding the voting rights of the Milton Hershey School Trust is contained in the section of this Proxy Statement entitled “Description of the Milton Hershey School Trust and Hershey Trust Company.”

The Milton Hershey School Trust has indicated to the Company that, under present circumstances, it intends to retain voting control of the Company and has no present intention to dispose of any of its current shares of Class B Stock. In the event that the Milton Hershey School Trust (or a successor trustee or Milton Hershey School) ceases to hold more than 50% of the Class B Stock and at least 15% of the Company’s total common equity (defined as the total of both the Common Stock and the Class B Stock shares outstanding), the voting and dividend rights of both the Common Stock and the Class B Stock will become the same, and shares of the Class B Stock will automatically be converted into shares of the Common Stock.

As provided for by the Delaware General Corporation Law, the Board of Directors has directed that the proposed amendment to increase the number of authorized shares of Common Stock and Class B Stock be submitted to a vote of the stockholders. The Common Stock and Class B Stock generally vote together without regard to class on matters submitted to stockholders, with the Common Stock having one vote per share and the Class B Stock having ten votes per share. However, any amendment to the Certificate changing the number of authorized shares of either the Common Stock or the Class B Stock requires separate approval of the class affected, in this case the holders of shares of Common Stock and the holders of Class B Stock each voting separately as a class, as well as the approval of both classes voting together. Therefore, approval of the proposed amendment to the Certificate to increase the number of authorized shares of Common Stock and Class B Stock requires (a) the affirmative vote of a majority of the votes entitled to be cast by the holders of Common Stock voting separately as a class, (b) the affirmative vote of a majority of the votes entitled to be cast by the holders of Class B Stock voting separately as a class and (c) the affirmative vote of a majority of the votes entitled to be cast by the holders of the Common Stock and Class B Stock voting together without regard to class.

The proposed amendment to the Certificate would amend subparagraphs A, A1 and A2 of the Fourth Article of the Certificate to read as follows:1

“A.    Classes and Number of Shares. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,055,000,000 shares. The classes and the aggregate number of shares of stock of each class which the Corporation shall have the authority to issue are as follows:

“1.    900,000,000 shares of Common Stock, one dollar ($1.00) par value (hereinafter the “Common Stock”).

“2.    150,000,000 shares of Class B Common Stock, one dollar ($1.00) par value (hereinafter the “Class B Common Stock”).”

The Board of Directors strongly recommends that stockholders vote in favor of the amendment to the Certificate to increase the number of authorized shares of Common Stock and Class B Stock. The Board believes that having these additional shares available will provide the Board with the flexibility it needs to respond quickly, and without the delays inherent in obtaining stockholder approval, should shares be required for acquisition opportunities, working capital, capital improvements, stock splits or other corporate purposes. The Board does not currently have any plans to issue shares of Common Stock or Preferred Stock in any public or private offering, for any acquisition, or otherwise, nor are there any present negotiations which could lead to such an issuance.

The Board of Directors has reserved the right, in the exercise of its discretion, to withdraw this Proposal No. 3 from consideration by the stockholders prior to the holding of the Annual Meeting.

The Board of Directors recommends a vote FOR Proposal No. 3, and proxies that are returned will be so voted unless a contrary vote is designated.

PROPOSAL NO. 4 — CERTIFICATE AMENDMENT
TO CHANGE THE COMPANY’S NAME TO
THE HERSHEY COMPANY

The Board of Directors has determined that the Company’s name should be changed to The Hershey Company. The purpose of the name change is to reflect the transformation that the Company has experienced in recent years.

The Company was founded in 1894 by M. S. Hershey. It began doing business in that year as Hershey Chocolate Company. The Company manufactured and distributed only chocolate and chocolate-related products. The Company’s name was changed to Hershey Chocolate Corporation in 1927 as part of a reorganization of the business that separated the chocolate manufacturing business from other operations related primarily to serving the local community. During the 1960s the Company acquired several non-chocolate businesses including pasta, pasta sauces, food service, coffee distribution and Canadian cookie and biscuit businesses. The name Hershey Chocolate Corporation was no longer representative of the Company’s portfolio of diversified products and businesses, and the Company changed its name in 1968 to Hershey Foods Corporation. At the same time, the Company adopted its current stylized “H” corporate logo.

In recent years, the Company divested non-strategic businesses so it could focus attention on its core strengths in the chocolate and non-chocolate confectionery and grocery categories and expand into the broader snack market. As a result of this transformation to a leaner, more focused company, the

1  Note: Proposed new language is italicized. The amendment to subparagraph A1 of the Certificate also deletes language in the Certificate which effected a reclassification of the Common Stock from no-par value stock to the current Common Stock with par value of $1.00 per share on October 9, 1984. The language is being deleted because it is no longer necessary.

Board of Directors has concluded that the name Hershey Foods Corporation, reflective of a company having a broad portfolio of diversified products and businesses, is no longer appropriate.

The Board of Directors believes that the name The Hershey Company is representative of the Company’s current strategic focus while sustaining the important link to M. S. Hershey and the HERSHEY’S brand name. The Board also believes that the name The Hershey Company is on trend with today’s marketplace, is easily identifiable and will provide flexibility should the Company choose to expand into other market segments. The Board is considering revisions to the Company’s logo, which will no longer include the stylized “H.”

Changing the corporate name in the manner proposed will not change the Company’s corporate structure or the names of any of the Company’s branded products.

The affirmative vote of a majority of the votes entitled to be cast by the holders of the Common Stock and Class B Stock voting together without regard to class is required for approval of the amendment to the Certificate relating to Proposal No. 4.

The Board of Directors has reserved the right, in the exercise of its discretion, to withdraw this Proposal No. 4 from consideration by stockholders prior to the holding of the Annual Meeting.

The Board of Directors recommends a vote FOR Proposal No. 4, and proxies that are returned will be so voted unless a contrary vote is designated.

If the proposed amendments to the Certificate, as outlined in Proposal No. 3 and No. 4, are approved by the stockholders, the Board of Directors will cause an Amendment to the Restated Certificate of Incorporation reflecting the amendment(s) adopted to be filed with the Secretary of State of Delaware, and such Amendment will be effective upon such filing.

2004 EXECUTIVE COMPENSATION

Compensation and Executive Organization Committee Report
on Executive Compensation

The Compensation and Executive Organization Committee of the Board of Directors (“Committee”) is composed entirely of directors determined by the Board, in its business judgment, to have no material relationship to the Company and to be independent under the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines. The Committee is responsible for the establishment and oversight of the Company’s executive compensation program.

Executive Compensation Philosophy

The Company’s executive compensation program is designed to meet the following objectives:

•	To align the interests and performance of the executive officers with Company performance and the interests of stockholders;

•	To attract, retain and motivate executive talent;

•	To ensure that a significant portion of executive officers’ total compensation is dependent upon the appreciation of the Company’s Common Stock; and

•	To provide a balanced total compensation package that recognizes the individual contributions of executive officers and the overall business results of the Company.

Each year the Committee conducts a full review of the Company’s executive compensation program. The annual compensation review permits an ongoing evaluation of the link between the Company’s performance and its executive compensation in the context of the compensation programs of other companies. This review is performed periodically with the assistance of an independent outside consultant whom the Committee reserves the right to select and/or meet with independently at its discretion. This annual review includes analyzing survey data comparing the competitiveness of the Company’s executive compensation, Company performance, stock price appreciation and total return to stockholders with a peer group of food, beverage and consumer packaged goods companies representing the Company’s most direct competitors for executive talent. The Committee also considers compensation data compiled from surveys of a broader group of industrial companies, some of which are from the food industry. In the Performance Graph on page 37, the Company’s performance is compared, in part, to the Standard and Poor’s Packaged Foods Index. The peer group considered relevant for the Company’s compensation comparison purposes does not include all of the companies in the Packaged Foods Index as compensation data on all such companies are not readily available. Also, the peer group includes some companies that are not in the Packaged Foods Index because the Company selects those companies it believes to be direct competitors for executive talent. The Committee reviews and approves the list of peer companies included in the compensation analysis.

In the review of survey data, a statistical process involving regression analysis is used to determine competitive compensation levels. This approach adjusts compensation levels for factors such as net sales, return on equity and time in position within the organization to determine predicted values or “going rates” within the marketplace for each element of compensation. The Company targets total compensation “at or above” such “going rates.”

The Committee believes the holding of significant equity interests in the Company by management aligns the interests of stockholders and management. Through the programs described in this report, a very significant portion of each executive officer’s total compensation is linked directly to individual and Company performance and to Common Stock price appreciation.

The key elements of the Company’s executive compensation program consist of base salary, an annual cash incentive program, and a long-term incentive program consisting of performance stock units and stock options. Restricted stock unit (“RSU”) awards are also utilized as special incentive awards and to replace compensation forfeited by newly-hired executive officers and key managers of the Company as a result of their resignation from prior employers.

Incentives play an important role in motivating executive performance and in aligning executive pay practices with the interests of stockholders. The Company’s executive compensation program is intended to reward achievement of both short- and long-term business goals. To ensure proper balance in the achievement of these business goals, the incentive program places greater dollars at risk in long-term incentives compared to short-term incentives. The long-term incentive program is designed especially to ensure that the Company’s executive officers have a significant portion of their total compensation tied to factors that affect the performance of the Company’s Common Stock.

The Committee developed the individual and corporate goals and objectives relevant to the compensation of R. H. Lenny in 2004, evaluated Mr. Lenny’s performance in light of those goals and objectives, and recommended to the independent directors of the full Board as a group Mr. Lenny’s 2004 compensation on the basis of that evaluation. The Committee also reviewed and approved the total compensation of the most highly-compensated executive officers other than Mr. Lenny, including those individuals whose compensation is detailed in this Proxy Statement. This is designed to ensure consistency throughout the executive compensation program.

The Committee’s policies with respect to each of the elements of the executive compensation program, including the basis for the compensation awarded to Mr. Lenny, are discussed below. While the elements of compensation are described separately below, the Committee considers the total compensation package afforded by the Company when determining each component of the executive officer’s compensation, including pension benefits, supplemental retirement benefits, insurance and other benefits.

Base Salaries

Base salaries for new executive officers are determined initially by evaluating the responsibilities of the position held, the experience of the individual and salaries paid in the competitive marketplace for executive talent, including a comparison of base salaries for comparable positions at other companies.

Salary reviews are conducted annually and salary adjustments are made based upon the performance of the Company and of each executive officer. The Committee considers both financial and, where appropriate, non-financial performance measures in making salary adjustments. If an executive officer has responsibility for a particular business unit, such unit’s financial results are also considered. In 2004, base salaries for Mr. Lenny and 45 of the Company’s senior-most officers, including the executive officers whose base salaries are set forth on page 31 of this Proxy Statement, were established using a technique called “broadbanding.” Broadbanding compares the base salary of each such Hershey Foods executive with executives having similar organizational responsibilities at companies in Hershey Foods’ compensation peer group. Because salary levels for executive officers at manufacturing companies often vary based upon the company’s size in total revenues, the Committee performs a regression analysis that adjusts salary levels at the peer group companies to be more reflective of Hershey Foods’ comparative size. The goal is then to set the base salary of each Hershey Foods executive at the size-adjusted 50th percentile level of his or her counterparts at the peer group companies. Base salaries for all other officers and salaried employees are set within salary ranges established for their positions as determined through the annual competitive salary surveys.

Base Salary Paid to Mr. Lenny in 2004.  With respect to the base salary awarded R. H. Lenny in 2004, the Committee reviewed the Company’s actual business results versus plan goals and the results achieved by him on various objectives the Committee established in 2003. The Committee also considered his base salary relative to base compensation levels of executives in Hershey Foods’ compensation peer group having similar organizational responsibilities. Based on these factors, the Committee recommended to the independent directors as a group that Mr. Lenny’s salary be increased by $50,000, a 5.26% increase on an annualized basis over his annual salary in 2003. The independent directors approved the Committee’s recommendation.

Annual Incentive Program

The Company’s executive officers, as well as other key managerial and professional employees, are eligible for an annual cash incentive award under the Annual Incentive Program (“AIP”) of the Incentive Plan. Participating executive officers are eligible to earn individual awards expressed as a percentage of base salary.

The final award is the product of the executive officer’s base salary, the applicable target percentage, and a performance score calculated as the sum of a corporate or business unit performance score and an individual performance score.

Individual and short-term (annual) corporate and business unit performance objectives are established at the beginning of each year by the Committee and, in the case of Mr. Lenny, are referred to the independent directors as a group for approval. For 2004, the corporate or business unit objectives were weighted at 75%, and the individual performance objectives were weighted at 25%, of the total performance score for executive officers other than Mr. Lenny. In the case of Mr. Lenny, the Committee considers achievement of corporate and individual objectives in their totality, without assigning specific weights to each, when formulating its recommendation of an AIP award payment to the independent directors as a group. For 2004, the corporate performance objectives for an AIP award payment to Mr. Lenny were based on financial measures including consolidated net sales, gross margin, operating income, earnings per share-diluted, consolidated economic return on invested capital and free cash flow. For executive officers at the corporate level, other than Mr. Lenny, the corporate performance objectives for AIP award payments for 2004 were based on financial measures including earnings per share-diluted, consolidated net sales and consolidated economic return on invested capital. For participants at the business unit level, the business unit performance objectives for 2004 included unit operating income, unit net sales and consolidated economic return on invested capital. The Committee has the right to adjust the performance results, if necessary, to take into account extraordinary or unusual items occurring during the performance year, except that in the case of Mr. Lenny, only the independent directors as a group may approve such adjustments. Payment of annual cash incentive awards may be deferred to a later date at the election of the executive officer.

Performance scores in excess of the objectives for financial measures and/or individual performance expectations may result in the individual executive officer receiving more than his or her target percentage. In calculating the target AIP award for Mr. Lenny, however, the Committee, at the beginning of a performance period, assumes that corporate and individual performance objectives will be achieved at their maximum levels. At the end of the performance period, the Committee adjusts the target award downward, as appropriate, based upon his actual performance against those objectives. The maximum combined corporate and individual performance score for Mr. Lenny in 2004 was 200%. For executive officers other than Mr. Lenny, the maximum corporate or business unit performance score in 2004 was 200%, and the maximum score on the individual performance score was 150% with the Committee having discretion to adjust this percentage downward. The range of the target percentages of base salary used in 2004 for annual cash incentive awards for executive officers was 45% to 125%, with the highest rate of 125% applicable only to Mr. Lenny.

Mr. Lenny’s 2004 AIP Bonus.  Based on the Company’s results in 2004 compared to the performance objectives described previously and the Committee’s evaluation of Mr. Lenny’s performance against his individual objectives, the Committee recommended to the independent directors as a group that Mr. Lenny’s target 2004 AIP award of $2,500,000 (equal to his AIP target percentage of 125% for 2004 times his 2004 base salary of $1,000,000 times his assumed maximum performance factor of 200%) be decreased to $2,425,000. The independent directors approved the Committee’s recommendation.

Long-Term Incentive Program — Performance Stock Units

Performance stock units (“PSUs”) were granted contingently in 2004 under the Incentive Plan to those members of the Company’s senior executive group most in a position to affect the Company’s long-term results (a combined total of 45 individuals in 2004). PSU grants are based upon a percentage of the executive’s annual salary. PSUs are granted every year and are earned based upon the Company’s performance over a three-year cycle. Each year begins a new three-year cycle. Provided the Company has achieved the established performance objectives at the end of the three-year cycle, a payment is made. In determining whether performance objectives have been achieved, specific adjustments may be made by the Committee to the Company’s performance (subject, nevertheless, in the case of Mr. Lenny, to the approval of the independent directors as a group) to take into account extraordinary or unusual items occurring during the performance cycle. PSUs granted in 2004 are payable at the end of the applicable three-year cycle either in shares of Common Stock, cash, or a combination of both, based on the market value of the shares at the end of the cycle. Payment of PSU awards may be deferred to a later date at the election of the executive.

The value of each of the PSUs granted in 2004 is tied to the Company’s performance (in determining what percentage of shares is earned) and stock price appreciation. The established performance measures for PSUs awarded in 2004 are (i) the Company’s earnings per share-diluted growth (three-year compound annual growth rate) measured against an internal target and measured against the earnings per share-diluted growth (three-year compound annual growth rate) of a peer group of 16 food, beverage and consumer packaged goods companies and (ii) the cumulative three-year improvement in the Company’s economic return on invested capital measured against an internal target. The performance scores can range from 0% to 250%.

PSUs Awarded to Mr. Lenny for the 2004–2006 Cycle.  On February 17, 2004, upon recommendation of the Committee, the independent directors as a group approved a grant of 25,900 contingent target PSUs to R. H. Lenny for the 2004–2006 PSU cycle, based upon a target bonus for such cycle having a present value of 200% of his 2004 base salary. The grant is contingent upon the performance criteria and conditions applicable to grants of contingent target PSUs to other executives as described above. Following the two-for-one stock split on June 15, 2004, the number of PSUs granted to Mr. Lenny was adjusted to 51,800.

In April 2004, the Committee recommended to the independent directors as a group that Mr. Lenny receive a supplemental grant of 40,000 PSUs (over and above the February grant), contingent upon the Company meeting or exceeding an established net revenue growth target over a three-year period ending December 31, 2006. Provided performance targets are achieved, PSUs from this supplemental grant are payable at the end of the applicable three-year cycle either in shares of Common Stock, cash, or a combination of both, based on the market value of the shares at the end of the cycle. The independent directors approved this supplemental grant of PSUs to Mr. Lenny. The number of PSUs subject to this grant was adjusted to 80,000 following the June 15, 2004 stock split.

The table in this Proxy Statement entitled “Long-Term Incentive Program Performance Stock Unit Awards in Year-Ended December 31, 2004” provides information regarding PSU grants to Mr. Lenny and the four most highly-compensated executive officers other than Mr. Lenny in 2004.

Company Performance versus Objectives for the 2002-2004 Performance Cycle and Payments to Mr. Lenny.  In January 2002, each eligible member of the senior executive group was granted PSUs having a value at the time of grant equal to a percentage of his or her annual salary. This percentage was determined by the Committee based on the recommendation of senior management and competitive survey information. For the three-year cycle ended December 31, 2004, the performance objectives established for the grant, namely the Company’s earnings per share-diluted growth (three-year compound annual growth rate) measured against an internal target and measured against the earnings per share-diluted growth (three-year compound annual growth rate) of a peer group of 16 food, beverage and consumer packaged goods companies were exceeded to the extent that each eligible participant in the senior executive group was entitled to receive, and upon approval of the Committee did receive, a payout of PSUs at the maximum achievement level of 275%. The independent directors as a group approved the recommendation of the Committee that Mr. Lenny also receive his award at the maximum achievement level. Accordingly, Mr. Lenny’s award was valued at $3,105,699 based on the December 2004 average value of his PSUs from the 2002 grant.

Long-Term Incentive Program — Stock Options

Under the Incentive Plan, stock options are granted periodically to the Company’s senior executive group as well as to other key managerial and professional employees. Stock options entitle the holder to purchase during a specified time period a fixed number of shares of Common Stock at a set price.

The Committee sets guidelines for the number of stock options to be granted based on competitive compensation data gathered from the survey information discussed above. The number of stock options granted is a function of the employee’s base pay, stock option multiples based upon the employee’s overall performance rating for the prior year and the imputed value of the option. The Committee also takes into account management’s recommendations regarding the number of options to be awarded to specific employees based on competitive pay practices within the food industry and the amount of options outstanding or granted previously. Stock options are awarded annually under the Incentive Plan to all eligible recipients; however, the Committee may elect not to grant stock options in a given year. The Committee also allocates a pool of stock options under the Incentive Plan for use by the Chief Executive Officer in making discretionary grants in the form of special incentive awards or as sign-on bonuses. Such discretionary awards may not be made by the Chief Executive Officer to the Company’s executive officers subject to the short-swing profit and ownership reporting rules of Section 16 of the Exchange Act.

Stock options are designed to align the interests of executives with those of the stockholders. Stock options are granted with a ten-year term and an exercise price equal to the closing market price of the Common Stock on the business day preceding the date of grant. Stock options granted under the Incentive Plan to all eligible recipients in 2004, including the senior executive group, have a four-year step vesting requirement of 25% per year, with full vesting occurring at the end of the fourth year following the date of grant. Stock options provide incentives for future performance by the creation of stockholder value over the long term since the benefit of the stock options cannot be realized unless stock price appreciation occurs.

Mr. Lenny’s 2004 Stock Option Grant.  In February 2004, the independent directors as a group ratified the Committee’s grant to R. H. Lenny of options to purchase 96,550 shares of Common Stock with an exercise price of $78.89 per share. The exercise price of the grant equals the closing market price of the Common Stock on the business day preceding the grant. The value of the stock options was intended to equal 200% of Mr. Lenny’s 2004 base salary. Following the two-for-one stock split on June 15, 2004, the number of options granted to Mr. Lenny and the exercise price were adjusted to 193,100 and $39.45, respectively.

Long-Term Incentive Program — Restricted Stock Units

The Committee grants restricted stock unit (“RSU”) awards under the Incentive Plan from time to time as special incentive awards and to replace compensation forfeited by newly-hired executive officers and key managers of the Company as a result of their resignation from prior employers. Each RSU granted under the Incentive Plan is equivalent in value to a share of Common Stock. RSUs vest if the recipient of the grant remains in the employment of the Company for a prescribed period of time. Information on RSU awards made by the Committee to the named executive officers in 2004, 2003 and 2002 is set forth in the chart on page 31 of this Proxy Statement. RSUs were not granted to R. H. Lenny in 2004.

The Committee also allocates a pool of RSUs for use by the Chief Executive Officer in making discretionary grants in the form of special incentive awards or as sign-on bonuses. Such discretionary awards may not be made by the Chief Executive Officer to the Company’s executive officers subject to the short-swing profit and ownership reporting rules of Section 16 of the Exchange Act.

Stockholding Guidelines

In January 2003, the Committee adopted stockholding guidelines that require executive officers and other key employees of the Company to accumulate over a five-year period a minimum number of shares of Common Stock and/or deferred PSUs and RSUs. Executive officers hired after January 2003 are required to accumulate the minimum number of shares within five years of their date of hire. The value equivalent of the shares which must be acquired and held is equal to a multiple of the individual’s base salary. For 2004, minimum stockholding requirements for executive officers ranged from two to four times base salary. For R. H. Lenny, the applicable multiple for 2004 was four times base salary. As of February 22, 2005, the record date for the Annual Meeting, Mr. Lenny had accumulated shares of Common Stock and/or deferred PSUs and RSUs exceeding the minimum stockholding requirement of four-times base salary applicable to him.

Policy Regarding Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code provides that publicly-held companies may be limited in deducting from their taxable income certain compensation in excess of $1 million paid to the chief executive officer and the four other most highly-compensated officers. The Committee has considered the effect of Section 162(m) on the Company’s executive compensation program in developing its policy with respect to the deductibility of the Company’s executive compensation. It is the Committee’s position that in administering the “performance-based” portion of the Company’s executive compensation program, it will attempt to satisfy the requirements for deductibility under Section 162(m). However, the Committee believes that it needs to retain the flexibility to exercise its judgment in assessing an executive’s performance and that the total compensation system for executive officers should be managed in accordance with the objectives outlined in the “Executive Compensation Philosophy” section of this report and in the best overall interests of the Company’s stockholders. Should the requirements for deductibility under Section 162(m) conflict with the Executive Compensation Philosophy or with what the Committee believes to be in the best interests of the stockholders, the Committee will act in accordance with the Executive Compensation Philosophy and in the best interests of the stockholders, notwithstanding the effect of such action on deductibility for any given year. To minimize the loss of deductions for compensation paid, the Committee has adopted a policy that requires the executive officer to defer receipt of that portion of any non-deductible compensation that is capable of being deferred under the Company’s Deferred Compensation Plan to the year in which such compensation would be deductible by the Company.

Conclusion

In 2004, as in previous years, a substantial portion of the Company’s executive compensation consisted of performance-based variable elements. The Committee intends to continue the policy of linking executive compensation to Company performance and returns to stockholders.

SUBMITTED BY THE COMPENSATION AND EXECUTIVE ORGANIZATION
COMMITTEE OF THE COMPANY’S BOARD OF DIRECTORS

Mackey J. McDonald, Chair	Robert H. Campbell	Robert F. Cavanaugh
Harriet Edelman		Bonnie G.Hill

Summary of Cash and Certain Other Compensation

The following table shows for the fiscal years ended December 31, 2004, 2003 and 2002, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to each of the named executive officers of the Company.

Summary Compensation Table

	Annual Compensation							Long-Term Compensation
Name and Principal Position	Year	Salary(1) ($)		Bonus(2) ($)		Other Annual Compen- sation(3) ($)		Restricted Stock Unit Awards(4) ($)	Stock Option Awards(5) (#)	LTIP Payouts(6) ($)	All Other Compen- sation(7) ($)
R. H. Lenny Chairman of the Board, President and Chief Executive Officer	2004 2003 2002	1,000,000 950,000 850,000		2,425,000 1,758,420 1,377,000		— — 71,191	(8)	— — 1,052,193	193,100 206,200 222,800	3,105,699 879,337 —	6,150 6,000 606,000
F. Cerminara(9) Senior Vice President, Chief Financial Officer	2004 2003 2002	428,000 387,500 330,000		446,674 300,687 242,218		— — —		— — —	41,400 61,000 40,000	848,386 260,024 196,680	6,150 6,000 105,813
T. K. Hernquist(10) Senior Vice President, Chief Marketing Officer	2004 2003 2002	356,000 228,846 —	(11)	379,824 289,293 —	(12)	1,071 138,134 —	(13) (13)	230,075 676,830 —	27,500 74,200 —	— — —	6,150 5,804 —
B. H. Snyder Senior Vice President, General Counsel and Secretary	2004 2003 2002	402,000 388,000 306,577		416,842 295,254 189,962		— — —		— — —	31,900 63,200 19,500	499,942 — —	6,150 6,000 130,304
D. J. West(14) Senior Vice President, Finance	2004 2003 2002	415,000 394,000 321,808		445,884 314,595 229,510		— —116,137	(15)	— 144,100 —	54,100 64,100 25,000	515,092 160,757 —	6,150 45,000 130,758

(1)	This column includes amounts deferred by the named executive officer to the ESSIOP pursuant to Section 401(k) of the Internal Revenue Code.

(2)	Unless otherwise noted, this column represents annual cash incentive awards (paid out or deferred) attributable to services rendered for that year.

(3)	While the named executive officers receive certain perquisites, for fiscal years 2004, 2003 and 2002 such perquisites, unless noted otherwise in this column and in a footnote, did not exceed the lesser of $50,000 or 10% of the salary and bonus of any such officer. Executive officers of the Company, including the named executive officers, are eligible to receive Company-paid financial counseling, tax preparation and physical examinations. In 2004, Mr. Cerminara received financial counseling and tax preparation services, Mr. Hernquist received financial planning services and Mr. West received financial planning and tax preparation services. Messrs. Lenny and Snyder did not receive any such Company-paid benefits in 2004. The independent directors of the full Board approved a policy in 2004 that allows Mr. Lenny to use the Company’s aircraft for non-business use, provided the aggregate un-reimbursed incremental cost to the Company for such use during the calendar year is less than $50,000. Executive officers of the Company other than Mr. Lenny are not permitted to use the Company’s aircraft for non-business use without Mr. Lenny’s express written consent. Executive officers pay any and all personal income taxes applicable to their use of the Company’s aircraft for non-business purposes. Of the named executive officers, Messrs. Lenny and West used the Company’s aircraft for non-business purposes in 2004.

(4)	This column reports the dollar value of awards of restricted stock units to the named executive officers, calculated by multiplying the number of units awarded to such officer by the closing price of the Common Stock on the New York Stock Exchange on the trading day preceding the grant. As of December 31, 2004, the number and value of the aggregate RSU holdings of the named executive officers not previously vested and distributed to them were: T. K. Hernquist — 15,500 units ($860,870) and D. J. West — 2,000 units ($111,080). The dollar value of such RSU holdings set forth in this footnote is calculated by multiplying the aggregate number of units currently held by such officer by the closing price of the Common Stock on the New York Stock Exchange on December 31, 2004. One-half of the RSUs granted to Mr. Lenny in 2002 vested on March 12, 2002, and the remaining RSUs vested on March 12, 2003. One-half of the RSUs granted to Mr. West in 2003 vested on August 4, 2004, and the remaining RSUs from that grant will vest on August 4, 2005. One-half of the RSUs granted to Mr. Hernquist in 2003 vested on April 28, 2004, and the remaining RSUs from that grant will vest on April 28, 2005. The RSUs granted to Mr. Hernquist on June 16, 2004 will vest in 25% increments on each of the four anniversary dates following the date of the grant. Upon a change in control, all conditions and restrictions applicable to RSU grants will lapse. Dividends on the RSUs will not be paid unless and until the RSUs vest, at which time they will be paid from and after the grant date at the same rate as paid on the Common Stock. RSUs have been adjusted to reflect the two-for-one stock split on June 15, 2004.

(5)	Stock options have been adjusted to reflect the two-for-one stock split on June 15, 2004.

(6)	This column reports the cash value earned in PSU payouts during each of the last three fiscal years at the end of the following three performance cycles: 2002-2004, 2001-2003 and 2000-2002 under the Incentive Plan which were paid or deferred in the fiscal year immediately following the last year of the respective three-year cycle.

(7)	This column includes the Company’s matching contributions to the individual’s ESSIOP account for 2004, 2003 and 2002. Compensation reflected in this column for 2002 also includes special awards approved by the Board of Directors for the following persons for extraordinary efforts during the Milton Hershey School Trust’s exploration in 2002 of a possible sale of the Company: R. H. Lenny — $600,000; F. Cerminara — $100,000; B. H. Snyder — $125,000; and D. J. West — $125,000. The special awards were approved by the Compensation and Executive Organization Committee and paid in 2003. Regarding Mr. Lenny’s special award in 2002, the Committee waived its policy at that time requiring deferral of compensation not fully deductible under Section 162(m) to the extent his award caused a portion of his total compensation for 2003 to be non-deductible to the Company. Compensation reflected in this column for Mr. West in 2003 includes a special award of $40,000 approved by the Board of Directors for exceptional service in the design and implementation of the 2003 sales force reorganization.

(8)	The amount shown includes $55,472 for non-business use by Mr. Lenny of the Company’s aircraft in 2002.

(9)	Mr. Cerminara resigned as Senior Vice President, Chief Financial Officer of the Company effective December 31, 2004. Pursuant to a Retirement Agreement and General Release entered into between the Company and Mr. Cerminara on October 21, 2004, Mr. Cerminara will continue as an employee of the Company during calendar year 2005, during which time he will receive his 2004 base salary and will be eligible to participate in the Company’s bonus and stock option programs. Additional information about the Retirement Agreement and General Release with Mr. Cerminara appears under the heading “Employment Contracts and Benefit Protection Arrangements” beginning on page 37 of this Proxy Statement.

(10)	Mr. Hernquist was Senior Vice President, Chief Marketing Officer until February 28, 2005 when he was elected Senior Vice President, President U.S. Confectionery.

(11)	Mr. Hernquist was hired by the Company on April 28, 2003 and was granted a total annual base salary for that year of $340,000. The amount shown is the annual base salary earned during the portion of the year in which he was employed.

(12)	The amount includes, in addition to the annual cash incentive award, a sign-on bonus of $110,000 awarded to T. K. Hernquist upon his election as Senior Vice President, Chief Marketing Officer on April 28, 2003.

(13)	The amount shown for 2004 consists of $1,071 for reimbursement of certain taxes paid by Mr. Hernquist in 2004. The amount shown for 2003 includes $96,010 for certain relocation expenses and $42,124 for reimbursement of certain taxes paid by Mr. Hernquist in 2003.

(14)	Mr. West was Senior Vice President, Sales until June 18, 2004 when he was elected Senior Vice President, Chief Customer Officer. On October 25, 2004, he was elected Senior Vice President, Finance and on January 1, 2005 was elected Senior Vice President, Chief Financial Officer.

(15)	The amount shown includes $65,211 for certain relocation and temporary housing expenses and $50,926 for reimbursement of certain taxes paid by Mr. West in 2002.

Long-Term Incentive Program — Stock Options

The following table contains information concerning the grant of stock options under the Incentive Plan to the named executive officers as of the end of the last fiscal year. Unless stated otherwise, the number of options and the exercise prices set forth in the chart and accompanying footnotes below have been adjusted for the two-for-one stock split on June 15, 2004.

Option Grants for the Year-Ended December 31, 2004

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Stock Option Term ($)
Name	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in 2004(2)	Exercise or Base Price ($/Sh)(3)	Expiration Date	5%(4)	10%(4)
R. H. Lenny	193,100	4.8	39.45	2/15/14	4,790,790	12,140,803
F. Cerminara	41,400	1.0	37.76	2/01/14	983,128	2,491,440
T. K. Hernquist	27,500	.7	37.76	2/01/14	653,044	1,654,942
B. H. Snyder	31,900	.8	37.76	2/01/14	757,531	1,919,733
D. J. West	54,100	1.3	37.76	2/01/14	1,284,716	3,255,723
All Stockholders(5)	N/A	N/A	N/A	N/A	6,157,732,868	15,604,904,083

(1)	All stock options listed in this column are subject to a four-year step vesting requirement of 25% per year and have a ten-year term. These options were granted at the fair market value of the Common Stock on the date of grant (determined as the closing price on the business day immediately preceding the date the options were granted). If an executive officer retires within the twelve-month period following the grant date, the number of options granted to such officer will be reduced on a pro-rata basis. All options expire at the end of the option holder’s employment, except in the case of options held by an employee whose employment ends due to (i) retirement, total disability or death, in which instance the employee or his estate may exercise options capable of being exercised within five years after the date of retirement, total disability or death (three years for options granted prior to 1997) or until the date of expiration of the options, if earlier; (ii) the occurrence of a “corporate event,” defined as a material, non-recurring event (such as a corporate restructuring) which results in the displacement or elimination of a significant number of jobs and which is required to be disclosed as a separate matter in the Company’s financial statements, in which case the option holder may exercise options capable of being exercised within ninety days after the corporate event or until the date of expiration of the options, if earlier; or (iii) a change in control, in which event all options become fully exercisable and, for a period of two years following the change in control, the option holder has one year from the date of termination of employment to exercise the options or until the date of expiration of the options, if earlier.

(2)	In 2004, 835 employees were granted a total of 2,699,700 stock options under the Incentive Plan. The Compensation and Executive Organization Committee of the Board of Directors also approved in 2004 a broad-based grant of 1,314,200 stock options to 13,142 full- and continuous part-time employees who do not receive annual option grant consideration under the Incentive Plan. These stock options, which were granted on July 19, 2004 under the Company’s Broad Based Stock Option Plan, have a term of ten years and become fully vested five years following the grant date. If the number of stock options granted under the broad-based grant were excluded from the total number of options granted by the Committee in 2004 and the percentages in this column were based solely on the total number of stock options granted under the Incentive Plan, the percentages would be as follows: R. H. Lenny — 7.2%; F. Cerminara — 1.5%; T. K. Hernquist — 1.0%; B. H. Snyder — 1.2%; and D. J. West — 2.0%.

(3)	The exercise price may be paid in cash, shares of Common Stock valued at the fair market value on the date of exercise, or pursuant to a cashless exercise procedure under which the stock option holder provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company out of the sale proceeds an amount equal to the exercise price plus all applicable withholding taxes.

(4)	The dollar amounts under these columns for all the individuals are the result of annual appreciation rates for the term of the options (ten years) as required by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the price of the Common Stock.

(5)	For “All Stockholders,” the potential realizable value on 259,305,050 shares, the number of outstanding shares of Common Stock and Class B Stock on February 2, 2004, is based on a $37.76 per share price (the exercise price of the February 2, 2004 options). The value of the Common Stock and Class B Stock at $37.76 per share on February 2, 2004 was $9,791,358,688. The amounts listed in this line for “All Stockholders” are the result of calculations at the 5% and 10% annual appreciation rates for a period of ten years from February 2, 2004, through and including February 1, 2014. The amounts are not intended to forecast possible future appreciation, if any, of the price of the Common Stock.

The following table sets forth information with respect to the named executive officers concerning the exercise of stock options during the last fiscal year and unexercised stock options held as of the end of the fiscal year, adjusted, as applicable, for the two-for-one stock split on June 15, 2004.

Aggregated Option Exercises in Year-Ended December 31, 2004
and Year-End Option Values

	Shares		Securities Underlying Number of Unexercised Options at 12/31/04 (#)(1)		Value of Unexercised In-The-Money Options at 12/31/04 ($)(1)
Name	Acquired on Exercise (#)	Value Realized ($)	Exer- cisable	Unexer- cisable	Exer- cisable	Unexer- cisable
R. H. Lenny	225,000	3,365,750	659,000	699,500	15,038,102	14,602,080
F. Cerminara	30,600	873,071	95,700	115,400	2,451,381	2,436,409
T. K. Hernquist	—	—	18,550	83,150	432,401	1,786,289
B. H. Snyder	64,200	1,452,823	25,550	89,050	571,611	1,874,916
D. J. West	15,000	271,147	28,525	119,675	634,285	2,473,023

(1)	The fair market value of the Common Stock on December 31, 2004, the last trading day of the Company’s fiscal year, was $55.54. Except for 121,050 exercisable and 115,350 unexercisable options granted to R. H. Lenny on March 12, 2001 pursuant to a separate registration statement filed with the Securities and Exchange Commission, all of the stock options were granted under the Incentive Plan.

Long-Term Incentive Program — Performance Stock Units

The following table provides information concerning performance stock unit grants made to the named executive officers during the last fiscal year under the long-term incentive program portion of the Incentive Plan. Payments made under the program for the three-year performance cycle ending December 31, 2004 are reported in the Summary Compensation Table. Unless stated otherwise, the number of PSUs and/or shares of Common Stock set forth in the chart and accompanying footnotes below has been adjusted for the two-for-one stock split on June 15, 2004.

Long-Term Incentive Program
Performance Stock Unit Awards in Year-Ended December 31, 2004

				Estimated Future Payouts
Name	Number of Shares, Units or Other Rights	Performance or Other Period Until Maturation or Payout		Threshold (#)	Target (#)	Maximum (#)
R. H. Lenny(1)	51,800	3	years	5,180	51,800	129,500
R. H. Lenny(2)	80,000	3	years	40,000	80,000	80,000
F. Cerminara(1)	11,100	3	years	1,110	11,100	27,750
T. K. Hernquist(1)	7,400	3	years	740	7,400	18,500
B. H. Snyder(1)	8,700	3	years	870	8,700	21,750
D. J. West(1)	8,100 2,150	3	years	810 215	8,100 2,150	20,250 5,375

(1)	PSUs for the cycle commencing January 1, 2004 and ending December 31, 2006 were granted to R. H. Lenny on February 17, 2004 and to the named executive officers, other than R. H. Lenny, on February 2, 2004. Mr. West’s grant of 8,100 PSUs on February 2, 2004 was supplemented by a grant of 2,150 additional PSUs on December 6, 2004 in recognition of his being elected Senior Vice President, Chief Financial Officer effective January 1, 2005. This supplemental grant is subject to the same three-year cycle, terms and conditions as the February 2, 2004 grant.

For purposes of determining the number of grants, the value of each PSU is based on the average of the daily closing prices of the Common Stock on the New York Stock Exchange as reported in The Wall Street Journal for the December preceding the new three-year performance cycle.

The final value of the award is determined based upon three factors. The first factor is the number of PSUs awarded at the commencement of the three-year cycle. The second factor relates to the performance score, determined as the sum of (i) the Company’s earnings per share-diluted growth (three-year compound annual growth rate) measured against an internal target and measured against the earnings per share-diluted growth (three-year compound annual growth rate) of a peer group of 16 food, beverage and consumer packaged goods companies, scored on a range from 10% to 125%; and (ii) the cumulative three-year improvement in the Company’s economic return on invested capital measured against an internal target, scored on a range from 10% to 125%. The total performance score can range from a minimum of 0% to a maximum of 250%, based upon each of the performance measurements having a 50% weighted value in the formula. The third factor involves the value per unit which is determined at the conclusion of the three-year cycle.

The columns in the chart marked Threshold, Target and Maximum show the number of shares of Common Stock payable to each of the named executive officers at the end of the three-year performance cycle at the threshold achievement level of 10%, at the target achievement level of 100%, and at the maximum achievement level of 250%. If the achievement level at the end of the three-year cycle is less than the threshold, no payments are made.

(2)	A special contingent grant of 80,000 PSUs was made to Mr. Lenny on April 27, 2004 for the three-year cycle commencing January 1, 2004 and ending December 31, 2006. The purpose of the award was to encourage retention and, in part, to award performance. Payment of the award will be made only if the compound annual growth rate in the Company’s net sales from 2004 to 2006, disregarding acquisitions and divestitures, equals or exceeds the target established by the Compensation and Executive Organization Committee and approved by the independent directors as a group. The independent directors have authorized the Compensation and Executive Organization Committee to decrease the award if the compound annual growth rate over the three-year cycle is less than the target but equals or exceeds a threshold amount.

The columns in the chart marked Threshold, Target and Maximum show the number of shares of Common Stock that will be paid to Mr. Lenny at the threshold achievement level and at the target achievement level (which is also the maximum achievement level). If the compound annual growth rate is less than the threshold percentage, no payment will be made.

Performance Graph

The following graph compares the Company’s cumulative total stockholder return (Common Stock price appreciation plus dividends, on a reinvested basis) over the last five fiscal years with the Standard & Poor’s 500 Index and the Standard & Poor’s Packaged Foods Index.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
HERSHEY FOODS CORPORATION, S&P 500 INDEX AND
S&P PACKAGED FOODS INDEX

$300
$250
$200
$150
$100
$50
$0
1999
2000
2001
2002
2003
2004
HERSHEY
S&P 500
S&P Packaged Foods

	1999	2000	2001	2002	2003	2004
HERSHEY	$100	$139	$149	$151	$176	$258
S&P 500	$100	$91	$80	$62	$80	$89
S&P Packaged Foods	$100	$127	$129	$133	$144	$171

*	Hypothetical $100 invested on 12/31/99 in Hershey Foods Common Stock, S&P 500 Index and S&P Packaged Foods Index, assuming reinvestment of dividends.

Employment Contracts and Benefit Protection Arrangements

Under the terms of an employment agreement entered into by the Company and R. H. Lenny on March 12, 2001, Mr. Lenny is entitled to an annual salary during the term of the agreement of not less than $750,000, to participate in the Annual and Long-Term Incentive Programs of the Incentive Plan on terms and conditions consistent with participation by other senior executives of the Company and in the Company’s other employee benefits programs (such as the Company’s ESSIOP, medical and dental, disability, group life, and similar benefit plans offered by the Company). The employment agreement provided a one-time sign-on award, in lieu of participation initially in certain on-going Company incentive programs, and an RSU award to replace compensation forfeited as a result of his resignation from his prior employer. The total compensation awarded to Mr. Lenny for the fiscal year ended December 31, 2004 is set forth in the Executive Compensation section of this Proxy Statement. The agreement also provides for immediate vesting and accelerated accrual of benefits under the Company’s Supplemental Executive Retirement Plan, provided that no supplemental retirement benefit will be paid if Mr. Lenny’s employment is terminated for cause, or terminated voluntarily by Mr. Lenny, before his 55th birthday. The Supplemental Executive Retirement Plan is more fully described in the following section of this Proxy Statement entitled “Pension Plans.” Mr. Lenny is also eligible to participate in the Benefits Protection Plan, described below. Mr. Lenny’s employment agreement has a continuous term of three years, with each day of the agreement extending the term of the agreement for one additional day unless the Board notifies Mr. Lenny that the automatic extension feature will cease, in which case the term will become a fixed three-year term from the date of such notice. In the event the Company should terminate Mr. Lenny’s employment without cause, or should Mr. Lenny terminate the agreement for good reason, he will be entitled to a lump-sum severance benefit equal to his annual salary and AIP bonus for two years, previously earned or deferred AIP bonus and PSU awards, supplemental executive retirement benefits and continuation for a two-year period of the medical and dental, group life and similar benefits programs to which Mr. Lenny had been entitled while in active employment (excluding disability coverage).

On October 21, 2004, the Company entered into a Retirement Agreement and General Release with F. Cerminara in connection with his resignation as Senior Vice President, Chief Financial Officer effective December 31, 2004. Under that agreement Mr. Cerminara will continue his employment with the Company during calendar year 2005, during which time he will receive his 2004 base salary, will be eligible to participate in the Annual Incentive Program and stock option program of the Incentive Plan, will accrue benefit credits under the Company’s Supplemental Executive Retirement Plan and will participate in pension, health and welfare benefit programs available generally to Company employees, other than disability.

The Company provides an Executive Benefits Protection Plan (“Benefits Protection Plan”) for the named executive officers and other key management personnel. The terms of the Benefits Protection Plan are consistent with the practices followed by other major public corporations in the United States and generally provide that in the event the executive’s employment with the Company terminates within two years after a “change in control” of the Company, the executive is entitled to certain severance payments and benefits. A “change in control” is defined to include an event in which the Milton Hershey School Trust no longer holds voting control of the Company and another party acquires 25% or more of the combined voting power of common equity of the Company. Under the Benefits Protection Plan, upon an executive officer’s termination after a change in control as described above, and in order to assist the executive in transitioning to new employment, the executive generally would be entitled to receive in a lump sum three times the executive’s base salary, AIP bonus and PSU payout. The executive also would be entitled to continuation of health benefits for a period of three years and reimbursement for Federal excise taxes payable (but not for income taxes payable). The executive also would become vested in benefits under existing compensation and benefit programs (including those described in the Executive Compensation section) and generally would be paid such benefits at the time of the executive’s termination or deferred at the executive’s election under the Deferred Compensation Plan. Compensation deferred under the Deferred Compensation Plan and supplemental retirement benefits under the Supplemental Executive Retirement Plan would be provided by a grantor trust to be established and funded at the time of any such change in control. Executive officers are also entitled to receive certain severance payments and benefits if their employment with the Company is terminated in the absence of a change in control, provided that the termination is not for “cause” as defined in the Benefits Protection Plan. In the event of such termination, the executive would be placed on a two-year leave of absence, during which time the executive would receive his base salary, AIP bonus, previously earned and/or deferred AIP bonus and PSU awards, and benefit programs to which the executive had been entitled while in active employment (excluding disability coverage).

Pension Plans

Each of the named executive officers is eligible to participate in pension plans sponsored by the Company. Pension benefits are provided under the Company’s tax-qualified pension plan (the “Pension Plan”) and under a supplemental retirement plan for certain of the Company’s executive officers (the “Supplemental Executive Retirement Plan”). Ultimately, the pension benefits provided under the plans are designed to provide 55% of Final Average Compensation after 15 years of service, accrued ratably over that period. Final Average Compensation is calculated as the sum of the highest consecutive three-year average of base salary and the highest consecutive five-year average of AIP payments, determined over the most recent ten-year period. Benefits are reduced for 100% of the benefit provided through Social Security. Benefits are paid from the Supplemental Executive Retirement Plan, with an offset for the benefits that have accrued separately under the Pension Plan.

Normal retirement age under the Supplemental Executive Retirement Plan is age 65. Benefits are payable as early as age 55 provided the executive officer has ten years of service with the Company and has participated in the performance share unit portion of the Incentive Plan for at least five out of the last ten years of employment. Benefits are reduced 5% per year for each year that payments commence before age 60.

The following table shows the estimated annual normal retirement benefit payable under the plans for various Final Average Compensation and service classifications. The portion of annual benefits paid under the Supplemental Executive Retirement Plan are payable as a life annuity with 50% benefit continuation to the participant’s surviving spouse. The table indicates benefits prior to reduction for Social Security because the reduction for Social Security varies depending on the participant’s age at retirement and changes in Social Security laws.

Estimated Annual Normal Retirement Benefit

	Years of Service
Final Average Compensation	10 Years	15 or More Years
$ 300,000	$ 110,000	$ 165,000
400,000	146,667	220,000
500,000	183,333	275,000
600,000	220,000	330,000
700,000	256,667	385,000
800,000	293,333	440,000
900,000	330,000	495,000
1,000,000	366,667	550,000
1,100,000	403,333	605,000
1,200,000	440,000	660,000
1,300,000	476,667	715,000
1,400,000	513,333	770,000
1,500,000	550,000	825,000
1,600,000	586,667	880,000
1,700,000	623,333	935,000
1,800,000	660,000	990,000
1,900,000	696,667	1,045,000
2,000,000	733,333	1,100,000
2,100,000	770,000	1,155,000
2,200,000	806,667	1,210,000
2,300,000	843,333	1,265,000
2,400,000	880,000	1,320,000
2,500,000	916,667	1,375,000
2,600,000	953,333	1,430,000
2,700,000	990,000	1,485,000
2,800,000	1,026,667	1,540,000
2,900,000	1,063,333	1,595,000
3,000,000	1,100,000	1,650,000

As of December 31, 2004, the Final Average Compensation and years of service, respectively, for the following named executive officers was: F. Cerminara, $645,340, 32.6 years; T. K. Hernquist, $627,558, 1.7 years; B. H. Snyder, $574,163, 21.5 years; D. J. West, $646,920, 3.6 years. R. H. Lenny has a Final Average Compensation of $2,548,438. Mr. Lenny has a separate agreement that provides for more rapid accrual under the Supplemental Executive Retirement Plan. His 3.8 years of service is equivalent to 6.7 years of service under the plan.

Company Gift Matching Program

The Company sponsors a Gift Matching Program for employees of the Company. Under the Gift Matching Program, an employee’s contribution to one or more charitable institutions of higher education is matched, at the employee’s request, on a dollar-for-dollar basis up to a maximum aggregate annual contribution per employee of $5,000.

VOTING OF PROXIES

A proxy may be revoked at any time before it is voted at the Annual Meeting by submitting to the Secretary of the Company a written notice revoking it, by a duly-executed proxy bearing a later date, by a telephone or Internet vote cast at a later date, or by voting by ballot at the meeting. Shares held for each participant in the Company’s Automatic Dividend Reinvestment Service Plan, the ESSIOP or the Company’s Puerto Rico Employee Savings Stock Investment and Ownership Plan (“PR ESSIOP”) will be voted by the plan trustees as directed by the participant’s proxy. If an Automatic Dividend Reinvestment Service Plan participant does not return a proxy, the participant’s shares in the plan will not be voted. If an ESSIOP or PR ESSIOP participant does not return a proxy, that participant’s shares will be voted by the plan trustee in the same proportion as the final aggregate votes of plan participants actually voting on the matter.

SOLICITATION OF PROXIES

Solicitation of proxies will be made by use of the mail or, if consented to by a stockholder, by electronic transmission over the Internet. The cost of preparing, assembling and distributing this proxy solicitation material and Notice of Annual Meeting of Stockholders will be paid by the Company. Solicitation by mail, telephone, telefax, electronic transmission over the Internet or personal contact may be done by directors, officers and other employees of the Company, for which they will receive no additional compensation. Brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of the Company’s stock as of the record date will be requested to forward proxy solicitation material to the beneficial owners of such shares and will be reimbursed by the Company for their reasonable expenses.

The Securities and Exchange Commission has adopted rules that allow the Company to send a single copy of its Proxy Statement and Annual Report to Stockholders to two or more stockholders sharing the same address if those stockholders also share the same name or if the Company reasonably believes that those stockholders are members of the same family. The rules require that each stockholder at the shared address continue to receive a separate proxy card or voting instruction card. Hershey Foods believes this rule is beneficial to both stockholders and the Company because it allows for the elimination of cumbersome duplicate mailings to the same household and results in lower printing and postage costs.

Any stockholder who would prefer to have a separate copy of the Proxy Statement and Annual Report to Stockholders delivered to him or her at the shared address for this and future years may elect to do so by calling, toll free, (800) 542-1061, or by writing to ADP, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. A copy of the materials will be sent promptly to the stockholder following receipt of such notice.

Stockholders whose shares of Common Stock are held partially in registered name and partially by a broker or other nominee may receive duplicate deliveries of the Proxy Statement and Annual Report to Stockholders. Certain brokers and nominees have procedures in place to discontinue duplicate mailings upon a stockholder’s request or upon the stockholder’s implied consent not to receive duplicate mailings following notice from the broker. Stockholders desiring to eliminate such duplicate mailings should contact their broker or nominee for more information.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s executive officers, directors and 10% stockholders are required under the Securities Exchange Act of 1934 to file with the Securities and Exchange Commission and the New York Stock Exchange reports of ownership and changes in ownership in their holdings of the Company’s stock. Copies of these reports also must be furnished to the Company. Based on an examination of these reports and on written representations provided to the Company, all such reports have been timely filed, except that the Company inadvertently failed to file on behalf of each of the following individuals a report of the following transactions: the withholding of 23 shares on March 12, 2002 to cover the tax liability which occurred due to the vesting and deferral of RSUs by R. H. Lenny; the withholding of eight shares on January 2, 2002 to cover the tax liability which occurred due to the vesting and deferral of RSUs by D. J. West; and the settlement and deferral of 1,234 PSUs awarded on February 12, 2002 to, and the withholding of 28 shares to cover the tax liability which occurred due to the settlement of the PSUs by, D. W. Tacka.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

During 2004, the Company and its subsidiaries had a number of transactions with Milton Hershey School, the Milton Hershey School Trust, and companies owned by the Milton Hershey School Trust involving the purchase or sale of goods and services. These transactions were primarily with Hershey Entertainment & Resorts Company, based in Hershey, Pennsylvania, and wholly-owned by the Milton Hershey School Trust.

The aggregate value of sales made during 2004 by the Company and its subsidiaries to Milton Hershey School, the Milton Hershey School Trust, and companies owned by the Milton Hershey School Trust, amounted to approximately $950,000. During the same year, the Company purchased goods and services from these entities in the amount of approximately $3,700,000. These transactions were on terms that the Company believes to be no less favorable to the Company than those which could have been obtained from other purchasers or vendors.

The Company’s Corporate Governance Guidelines provide that any transaction not in the ordinary course of business between the Company and Hershey Trust Company, Hershey Entertainment & Resorts Company and/or the Milton Hershey School, or any subsidiary, division or affiliate of any of the foregoing, must be approved in advance by a subcommittee of the Board composed of the independent members of the Executive Committee.

On July 28, 2004, the Company purchased 11,281,589 shares of its Common Stock from the Milton Hershey School Trust in a privately negotiated transaction. The Company paid $500 million for the shares. The price per share of $44.32 was determined on the basis of the volume weighted average trading price per share of the Common Stock on the New York Stock Exchange for the five trading days immediately prior to and including July 26, 2004, less a discount based on the avoidance of certain transaction costs. This transaction was reviewed in advance and recommended to the Board by a special committee of the Board composed of Harriet Edelman and Marie J. Toulantis, who were elected to the Board in 2004 by the holders of the Common Stock voting separately as a class. In an opinion letter addressed to the special committee, dated July 27, 2004, J.P. Morgan Securities Inc. opined that, as of such date and based upon and subject to the factors and assumptions set forth in such letter, the consideration paid by the Company for the shares was fair, from a financial point of view, to the Company. J.P. Morgan provided its opinion solely for the benefit of the special committee and the Board in connection with and for purposes of their evaluation of the transaction.

OTHER BUSINESS

As of January 28, 2005, the Company had received no proposal, nomination for director or other business submitted in accordance with its By-Laws for consideration at the Annual Meeting, other than that set forth in the Notice of Annual Meeting of Stockholders and as more specifically described in this Proxy Statement, and, therefore, it is not expected that any other business will be brought before the Annual Meeting. However, if any other business should properly come before the Annual Meeting, it is the intention of the persons identified as proxies on the Company’s proxy card to vote properly submitted proxies in accordance with their best judgment on such business and any matters dealing with the conduct of the Annual Meeting.

STOCKHOLDER PROPOSALS AND NOMINATIONS

The 2006 Annual Meeting of Stockholders will be held on April 18, 2006. To be eligible for inclusion in the Company’s Proxy Statement for the 2006 Annual Meeting of Stockholders, stockholder proposals must be received by the Company by November 10, 2005.

Stockholders (other than those holding 25% of the outstanding votes entitled to be cast) who do not submit proposals for inclusion in the Proxy Statement but who intend to present a proposal, nomination for director or other business for consideration at any meeting of stockholders, including any annual meeting, are required by the Company’s By-Laws to notify the Secretary of the Company of their proposal or nomination and provide other information in advance of such meeting. Stockholders interested in making proposals at the 2006 Annual Meeting must submit their name and address, their shareholdings, a brief description of the proposal and any financial or other interest they have in such proposal to the Company no earlier than December 20, 2005 and no later than January 19, 2006.

In addition, the Company’s By-Laws require that a stockholder wishing to make a nomination for director at the 2006 Annual Meeting must submit the following information to the Company no earlier than December 20, 2005 and no later than January 19, 2006: name and address of the stockholder who intends to make the nomination; a representation that the stockholder is a holder of record and intends to make the nomination in person or by proxy at the meeting; a description of any arrangement between the stockholder and the individual planned to be nominated; the nominee’s name, address and biographical information; and the written consent of the nominee to serve as a director if elected.

All notices for stockholder proposals and director nominations should be sent to Hershey Foods Corporation, Attn: Secretary, 100 Crystal A Drive, Hershey, Pennsylvania 17033-0810.

AVAILABILITY OF OTHER DOCUMENTS

The Company will provide without charge to each beneficial owner of its Common Stock and Class B Stock, upon such stockholder’s request, a copy of the Charter of any standing committee of the Board, the Company’s Code of Ethical Business Conduct or the Company’s Corporate Governance Guidelines. Requests for copies should be addressed to Hershey Foods Corporation, Attn: Investor Relations Department, 100 Crystal A Drive, Hershey, Pennsylvania 17033-0810.

By order of the Board of Directors,

Burton H. Snyder
Senior Vice President,
General Counsel and Secretary

March 10, 2005

Stockholders who desire to have their stock voted at the meeting are requested to either (1) follow the Internet or telephone voting instructions on the enclosed proxy card or (2) mark, sign and date the enclosed proxy card and return it promptly in the enclosed, postage-paid envelope. Stockholders may revoke their proxies at any time prior to the meeting, and stockholders who are present at the meeting may revoke their proxies and vote, if they so desire, in person.

HERSHEY FOODS CORPORATION
C/O MELLON INVESTOR SERVICES
P.O. BOX 3500
SOUTH HACKENSACK, NJ 07606-9200

VOTE BY INTERNET – [www.proxyvote.com]

Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 18, 2005. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 18, 2005. Have your proxy card in hand when you call and then follow the instructions the Vote Voice provides you.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Hershey Foods Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	TEST01	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HERSHEY FOODS CORPORATION

The Board of Directors recommends a vote FOR
the following actions (as described in the
accompanying Proxy Statement).

Vote On Directors					For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number or nominees’ numbers on the line below.
1.	Nominees: 01) J. A. Boscia, 02) R. H. Campbell, 03) R. F. Cavanaugh, 04) G. P. Coughlan, 05) H. Edelman, 06) B. G. Hill, 07) R. H. Lenny, 08) M. J. McDonald, 09) M. J. Toulantis				ÿ	ÿ	ÿ

Vote On Proposals		For	Against	Abstain

2.	Ratify Appointment of KPMG LLP as Independent Auditors for 2005	ÿ	ÿ	ÿ	The proxies are authorized to vote, in their discretion, for a substitute should any nominee become unavailable for election and upon such other business as may properly come before the meeting.

3.	Approve Amendment to Company’s Restated Certificate to Increase Authorized Number of Shares	ÿ	ÿ	ÿ

Please follow the instructions above to vote by Internet or telephone or mark, sign [exactly as name(s) appears above] and date this card and mail promptly in the postage-paid, return envelope provided. Executors, administrators, trustees, attorneys, guardians, etc., should so indicate when signing.

4.	Approve Amendment to Company’s Restated Certificate to Change the Company’s Name to The Hershey Company	ÿ	ÿ	ÿ

		Yes	No

Please indicate if you plan to attend this meeting.		ÿ	ÿ
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.		ÿ	ÿ

Signature [PLEASE SIGN WITHIN BOX] Date					Signature (Joint Owners) Date

Admission Ticket

HERSHEY FOODS CORPORATION

2005 Annual Meeting of Stockholders

Tuesday, April 19, 2005
2:00 p.m.
GIANT Center
950 West Hersheypark Drive
Hershey, PA

Presenting this Admission Ticket at
HERSHEY’S CHOCOLATE WORLD visitors center
entitles you to 25% off selected items
from 9:00 a.m. until 6:00 p.m.
on April 19, 2005.

Offer good on April 19, 2005 only.

▼FOLD AND DETACH HERE▼	▼FOLD AND DETACH HERE▼

HERSHEY FOODS CORPORATION

STOCKHOLDER’S PROXY AND CONFIDENTIAL VOTING INSTRUCTION CARD

The undersigned hereby appoints R. H. Lenny and B. H. Snyder, and each of them, as Proxies, with full power of substitution, to attend the Annual Meeting of Stockholders to be held at 2:00 p.m., April 19, 2005, at GIANT Center, 950 West Hersheypark Drive, Hershey, Pennsylvania, or at any adjournment thereof (“Annual Meeting”), and to vote all of the undersigned’s shares of the Company’s Common Stock in the manner directed on the reverse side of this card. The shares represented by this proxy, when executed properly, will be voted in the manner directed. If no direction is given, this proxy will be voted FOR items 1, 2, 3 and 4 as set forth on the reverse side.

This proxy also provides voting instructions for shares held by American Express Trust Company*, as trustee of the Hershey Foods Corporation Employee Savings Stock Investment and Ownership Plan (“ESSIOP”) or as custodian appointed by Banco Popular de Puerto Rico, trustee of the Hershey Foods Corporation Puerto Rico Employee Savings Stock Investment and Ownership Plan (“PR ESSIOP”), as applicable, and directs American Express Trust Company, in its capacity as trustee or custodian, to vote at the Annual Meeting all of the shares of Common Stock of Hershey Foods Corporation which are allocated to the undersigned’s account in the ESSIOP or PR ESSIOP, as applicable, in the manner directed on the reverse side of this card. If no direction is given or is received after April 15, 2005, American Express Trust Company will vote the undersigned’s shares in the ESSIOP or PR ESSIOP, as applicable, in the same proportion, respectively, as the final aggregate vote of the ESSIOP or PR ESSIOP participants actually voting on the matter.

This proxy/voting instruction card is solicited on behalf of the Board of Directors pursuant to a separate Notice of Annual Meeting and Proxy Statement dated March 10, 2005, receipt of which is hereby acknowledged. The shares of Common Stock represented by this proxy shall be entitled to one vote for each such share held. Except with regard to voting separately as a class on the election of Mmes. Hill and Toulantis and on item 3, shares of Common Stock will vote together with shares of Class B Common Stock without regard to class.

THIS PROXY AND VOTING INSTRUCTION CARD IS CONTINUED ON THE REVERSE SIDE.

*American Express Trust Company, in its capacity as trustee or custodian, has appointed Automatic Data Processing as agent to tally the vote.

HERSHEY FOODS CORPORATION
C/O MELLON INVESTOR SERVICES
P.O. BOX 3500
SOUTH HACKENSACK, NJ 07606-9200

VOTE BY INTERNET – [www.proxyvote.com]

Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 18, 2005. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 18, 2005. Have your proxy card in hand when you call and then follow the instructions the Vote Voice provides you.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Hershey Foods Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	TEST03	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HERSHEY FOODS CORPORATION

The Board of Directors recommends a vote FOR
the following actions (as described in the
accompanying Proxy Statement).

Vote On Directors					For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number or nominees’ numbers on the line below.
1.	Nominees:	01) J. A. Boscia, 02) R. H. Campbell, 03) R. F. Cavanaugh, 04) G. P. Coughlan, 05) H. Edelman, 06) R. H. Lenny, 07) M. J. McDonald			ÿ	ÿ	ÿ

Vote On Proposals		For	Against	Abstain

2.	Ratify Appointment of KPMG LLP as Independent Auditors for 2005	ÿ	ÿ	ÿ	The proxies are authorized to vote, in their discretion, for a substitute should any nominee become unavailable for election and upon such other business as may properly come before the meeting.

3.	Approve Amendment to Company’s Restated Certificate to Increase Authorized Number of Shares	ÿ	ÿ	ÿ	Please follow the instructions above to vote by Internet or telephone or mark, sign [exactly as name(s) appears above] and date this card and mail promptly in the postage-paid, return envelope provided. Executors, administrators, trustees, attorneys, guardians, etc., should so indicate when signing.

4.	Approve Amendment to Company’s Restated Certificate to Change the Company's Name to The Hershey Company	ÿ	ÿ	ÿ

		Yes	No
Please indicate if you plan to attend this meeting.		ÿ	ÿ

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Admission Ticket

HERSHEY FOODS CORPORATION

2005 Annual Meeting of Stockholders

Tuesday, April 19, 2005
2:00 p.m.

GIANT Center
950 West Hersheypark Drive
Hershey, PA

Presenting this Admission Ticket at

HERSHEY’S CHOCOLATE WORLD visitors center
entitles you to 25% off selected items
from 9:00 a.m. until 6:00 p.m.
on April 19, 2005.

Offer good on April 19, 2005 only.

▼ FOLD AND DETACH HERE ▼	▼ FOLD AND DETACH HERE ▼

HERSHEY FOODS CORPORATION

CLASS B COMMON STOCK

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned, having received the Notice of Meeting and Proxy Statement dated March 10, 2005, appoints R. H. Lenny and B. H. Snyder, and each of them, as Proxies, with full power of substitution, to represent and vote all of the undersigned’s shares of the Company’s Class B Common Stock at the Annual Meeting of Stockholders to be held at 2:00 p.m., April 19, 2005, at GIANT Center, 950 West Hersheypark Drive, Hershey, Pennsylvania, or at any adjournment thereof.

The shares of Class B Common Stock represented by this proxy will be voted in the manner directed herein by the undersigned stockholder(s), who shall be entitled to ten votes for each such share held. If no direction is given, this proxy will be voted FOR items 1, 2, 3 and 4 as set forth on the reverse side. Except with regard to voting separately as a class on item 3, shares of the Class B Common Stock will vote together with shares of Common Stock without regard to class.

This proxy is continued on the reverse side.

PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.